$800,000,000
                              CREDIT AGREEMENT

                                   among

                       INTERSTATE BAKERIES CORPORATION,

                              as a Guarantor,

                       INTERSTATE BRANDS CORPORATION

                                    and

                     INTERSTATE BRANDS WEST CORPORATION,

                            each as a Borrower,

             The Several Lenders from Time to Time Parties Hereto,


                          THE BANK OF NOVA SCOTIA,
                                BNP PARIBAS,
       COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK
                    INTERNATIONAL", NEW YORK BRANCH, and
                               SUNTRUST BANK,
                      each as a Co-Documentation Agent,

                           BANK OF AMERICA, N.A.,

                           as Syndication Agent,

                                    and

                         THE CHASE MANHATTAN BANK,

                          as Administrative Agent

                         Dated as of July 19, 2001


                        J.P. MORGAN SECURITIES INC.,
                   as Lead Arranger and Sole Bookrunner




                               TABLE OF CONTENTS
                                                                     Page

SECTION 1.      DEFINITIONS ............................................1

1.1     Defined Terms ..................................................1

1.2     Other Definitional Provisions ................................ 21

SECTION 2.      AMOUNT AND TERMS OF COMMITMENTS .......................22

2.1     Term Commitments ..............................................22

2.2     Procedure for Term Loan Borrowing .............................22

2.3     Repayment of Term Loans .......................................22

2.4     Revolving Commitments .........................................24

2.5     Procedure for Revolving Loan Borrowing ........................25

2.6     Swingline Commitment ..........................................25

2.7	Procedure for Swingline Borrowing; Refunding of
        Swingline Loans ...............................................25

2.8     Competitive Bid Procedures ....................................27

2.9     Facility Fees, etc. ...........................................29

2.10    Termination or Reduction of Revolving Commitments .............30

2.11    Optional Prepayments ..........................................30

2.12    Mandatory Prepayments and Commitment Reductions ...............31

2.13    Conversion and Continuation Options ...........................32

2.14    Limitations on Eurodollar Tranches ............................33

2.15    Interest Rates and Payment Dates ..............................33

2.16    Computation of Interest and Fees ..............................34

2.17    Inability to Determine Interest Rate ..........................34

2.18    Pro Rata Treatment and Payments ...............................35

2.19    Requirements of Law ...........................................36

2.20    Taxes .........................................................37

2.21    Indemnity .....................................................39

2.22    Change of Lending Office ......................................39

2.23    Replacement of Lenders ........................................39

SECTION 3.      LETTERS OF CREDIT .....................................40

3.1     L/C Commitment ................................................40

3.2     Procedure for Issuance of Letter of Credit ....................40

3.3     Fees and Other Charges ........................................41

3.4     L/C Participations ............................................41

3.5     Reimbursement Obligation of the Borrowers .....................42

3.6     Obligations Absolute ..........................................42

3.7     Letter of Credit Payments .....................................43

3.8     Applications ..................................................43

3.9     Transitional Provisions .......................................43

3.10    Certain Reporting Requirements ................................43

SECTION 4.      REPRESENTATIONS AND WARRANTIES ........................43

4.1     Financial Condition ...........................................43

4.2     No Change .....................................................44

4.3     Existence; Compliance with Law ................................44

4.4     Power; Authorization; Enforceable Obligations .................44

4.5     No Legal Bar ..................................................45

4.6     Litigation ....................................................45

4.7     No Default ....................................................45

4.8     Ownership of Property; Liens ..................................45

4.9     Intellectual Property .........................................45

4.10    Taxes .........................................................45

4.11    Federal Regulations ...........................................46

4.12    ERISA .........................................................46

4.13    Investment Company Act; Other Regulations .....................46

4.14    Subsidiaries ..................................................46

4.15    Environmental Matters .........................................47

4.16    Accuracy of Information, etc ..................................48

4.17    Security Documents ............................................48

4.18    Regulation H ..................................................48

SECTION 5.      CONDITIONS PRECEDENT ..................................49

5.1     Conditions to Initial Extension of Credit .....................49

5.2     Conditions to Each Extension of Credit ........................50

SECTION 6.      AFFIRMATIVE COVENANTS .................................50

6.1     Financial Statements ..........................................51

6.2     Certificates; Other Information ...............................51

6.3     Payment of Obligations ........................................52

6.4     Maintenance of Existence; Compliance ..........................52

6.5     Maintenance of Property; Insurance ............................52

6.6     Inspection of Property; Books and Records; Discussions ........53

6.7     Notices .......................................................53

6.8     ERISA .........................................................53

6.9     Use of Proceeds ...............................................54

6.10    Mortgages, etc. ...............................................54

6.11    Additional Collateral, etc. ...................................55

SECTION 7.      NEGATIVE COVENANTS ....................................57

7.1     Financial Condition Covenants .................................57

7.2     Indebtedness ..................................................58

7.3     Liens .........................................................59

7.4     Fundamental Changes ...........................................61

7.5     Disposition of Property .......................................61

7.6     Restricted Payments ...........................................62

7.7     Investments ...................................................62

7.8     Transactions with Affiliates ..................................63

7.9     Sales and Leasebacks ..........................................64

7.10    Changes in Fiscal Periods .....................................64

7.11    Contractual Restrictions ......................................64

7.12    Lines of Business .............................................64

7.13    Disposition of Subsidiary Stock ...............................64

SECTION 8.      EVENTS OF DEFAULT .....................................64

SECTION 9.      THE AGENTS ............................................67

9.1     Appointment ...................................................67

9.2     Delegation of Duties ..........................................68

9.3     Exculpatory Provisions ........................................68

9.4     Reliance by Administrative Agent ..............................68

9.5     Notice of Default .............................................69

9.6     Non-Reliance on Agents and Other Lenders ......................69

9.7     Indemnification ...............................................69

9.8     Agent in Its Individual Capacity ..............................70

9.9     Successor Administrative Agent ................................70

9.10    Co-Documentation Agents and Syndication Agent .................70

SECTION 10.     MISCELLANEOUS .........................................71

10.1    Amendments and Waivers ........................................71

10.2    Notices .......................................................72

10.3    No Waiver; Cumulative Remedies ................................73

10.4    Survival of Representations and Warranties ....................73

10.5    Payment of Expenses and Taxes .................................73

10.6    Successors and Assigns; Participations and Assignments ........75

10.7    Adjustments; Set-off ..........................................77

10.8    Counterparts ..................................................78

10.9    Severability ..................................................78

10.10   Integration ...................................................78

10.11   GOVERNING LAW .................................................79

10.12   Submission To Jurisdiction; Waivers ...........................79

10.13   Acknowledgements ..............................................79

10.14   Releases of Guarantees and Liens ..............................80

10.15   Confidentiality ...............................................80

10.16   WAIVERS OF JURY TRIAL .........................................81

10.17   Joint and Several Liability ...................................81



SCHEDULES:
1.1A    Commitments
1.1B    Mortgaged Property
3.9     Existing Facility Letters of Credit
4.4     Consents, Authorizations, Filings and Notices
4.14(a)	Subsidiaries
4.14(b)	Agreements Relating to Capital Stock
4.17(a)	UCC Filing Jurisdictions and Intellectual Property Filings
4.17(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7     Existing Investments

EXHIBITS:
A       Form of Guarantee and Collateral Agreement
B       Form of Compliance Certificate
C       Form of Closing Certificate
D       Form of Mortgage
E       Form of Assignment and Acceptance
F-1     Form of Legal Opinion of Davis, Graham & Stubbs LLP
F-2     Form of Legal Opinion of Simpson Thacher & Bartlett
G       Form of Exemption Certificate
H       Form of Issuing Lender Agreement
I       Form of Competitive Bid Accept/Reject Letter
J       Form of Notice of Competitive Bid Borrowing
K       Form of Notice of Competitive Bid Request
L       Form of Competitive Bid
M       Prepayment Option Notice

     CREDIT AGREEMENT (this "Agreement"), dated as of July 19, 2001, among INTERSTATE BAKERIES CORPORATION, a Delaware corporation ("Holdings"), INTERSTATE BRANDS CORPORATION, a Delaware corporation ("Brands"), INTERSTATE BRANDS WEST CORPORATION, a Delaware corporation ("Brands West"; each of Brands and Brands West, a "Borrower" and, together, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), THE BANK OF NOVA SCOTIA, BNP PARIBAS, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK INTERNATIONAL", NEW YORK BRANCH, and SUNTRUST BANK, each as a co-documentation agent (in such capacity, each, a "Co-Documentation Agent"), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the "Syndication Agent"), and THE CHASE MANHATTAN BANK, as administrative agent.

     The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

     "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by The Chase Manhattan Bank in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business
Day) by The Chase Manhattan Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

     "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

     "Additional Restricted Payment":  as defined in Section 7.6.

     "Administrative Agent": The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

     "Affiliate": when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Agents": the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

     "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding and such Lender's Competitive Bid Loans then outstanding.

     "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

     "Agreement":  as defined in the preamble hereto.

     "Applicable Margin": for each Type of Loan for any day, the rate per annum set forth under the relevant column heading in the Pricing Grid.

     "Application":  an application, in such form as the Issuing
Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

     "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause
(a), (b) or (c) of Section 7.5) to a Person other than another Group Member that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

     "Assignee":  as defined in Section 10.6(c).

     "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit E.

     "Assignor":  as defined in Section 10.6(c).

     "Attributable Debt": in connection with a sale and lease-back transaction permitted pursuant to Section 7.9, the present value (discounted in accordance with GAAP at the debt rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

     "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

     "Benefitted Lender":  as defined in Section 10.7(a).

     "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

     "Borrower":  as defined in the preamble hereto.

     "Borrowing Date": any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

     "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
(b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

     "CD Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. subsection 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

     "CD Reserve Percentage":  for any day as applied to any ABR
Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

     "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is July 19, 2001.

     "Code": the Internal Revenue Code of 1986, as amended from time to time.

     "Co-Documentation Agent":  as defined in the preamble hereto.

     "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     "Commitment": as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender.

     "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 of the Code.

     "Competitive Bid": an offer by a Revolving Lender to make a Competitive Bid Loan pursuant to Section 2.8.

     "Competitive Bid Accept/Reject Letter": a notification made by the relevant Borrower pursuant to Section 2.8 in the form of Exhibit I.

     "Competitive Bid Borrowing": a borrowing consisting of a Competitive Bid Loan or concurrent Competitive Bid Loans from the Revolving Lender or Revolving Lenders whose Competitive Bids for such Competitive Bid Borrowing have been accepted by the relevant Borrower under the bidding procedure described in Section 2.8.

     "Competitive Bid Loan": a Loan from a Revolving Lender to the relevant Borrower made pursuant to the bidding procedures set forth in
Section 2.8. Each Competitive Bid Loan shall be a Eurodollar Loan bearing interest at the Eurodollar Rate plus the Spread applicable thereto or a Fixed Rate Loan.

     "Competitive Bid Rate": as to any Competitive Bid made by a Revolving Lender pursuant to Section 2.8 (i) in the case of a Eurodollar Loan, the Eurodollar Rate plus the Spread, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Revolving Lender making such Competitive Bid.

     "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

     "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.19, 2.20, 2.21 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

     "Confidential Information Memorandum":  the Confidential
Information Memorandum dated June 2001 and furnished to certain Lenders.

     "Consolidated EBITDA":  shall mean, for any period, Consolidated
Net Income for such period (a) plus the aggregate amount deducted in determining such Consolidated Net Income in respect of the following, each determined in accordance with GAAP: (i) Consolidated Interest Expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) other non-cash charges (excluding any non-cash charges representing an accrual of or reserve for cash charges to be paid in the future), (v) charges for extraordinary items, and (vi) charges for non-recurring items; provided, that the amount of such charges for non-recurring items so added to Consolidated Net Income shall not exceed a cumulative amount of $25,000,000 from and after June 2, 2001, and (b) minus gains for extraordinary items. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the ratio in
Section 7.1(a), (i) if, at any time during such Reference Period, Holdings or any Subsidiary shall have made any Material Disposition, EBITDA for such Reference Period shall be reduced by an amount equal to EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period Holdings or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect to actual results of such Material Acquisition as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and
(b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $100,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000,000.

     "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

     "Consolidated Interest Expense": shall mean for any period, the gross interest expense of Holdings and its Subsidiaries computed on a consolidated basis in accordance with GAAP, including, without limitation, amortization of debt discounts and the portion of any Capital Lease Obligation allocable to interest expense.

     "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

     "Consolidated Net Income": for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

     "Consolidated Net Worth": at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of Holdings and its Subsidiaries under stockholders' equity at such date.

     "Consolidated Total Debt": at any date, the aggregate principal amount of all (a) Indebtedness of Holdings and its Subsidiaries shown on a balance sheet at such date, determined on a consolidated basis in accordance with GAAP and (b) appeal bonds (including in connection with any judgment, order or decree) of Holdings and its Subsidiaries at such date; provided, that clause (b) shall not include (i) pledges and deposits listed in Sections 7.3(c) and (d), (ii) any appeal bonds existing on the date hereof up to an aggregate amount of $45,000,000, and any renewals, replacements or extensions of such appeal bonds so long as the principal amount of such appeal bond is not increased, and (iii) appeal bonds obtained in the ordinary course of business in amounts, individually, of less than $1,000,000.

     "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its material property is bound.

     "Control": the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, pledge or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

     "Dollars" and "$":  dollars in lawful currency of the United States.

     "Domestic Subsidiary": any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

     "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                         ---------------------------
                         1.00 - Eurocurrency Reserve
                                 Requirements

     "Eurodollar Tranche":  the collective reference to Eurodollar
Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of Holdings, result in material adverse tax consequences to Holdings or either Borrower.

     "Existing Credit Facilities": (a) the Credit Agreement, dated as of August 31, 2000, entered into among Brands and Brands West, as the borrowers; Holdings, as the guarantor; the lenders from time to time party thereto; Bank of America, N.A., as syndication agent; The Bank of Nova Scotia, as documentation agent, and The Chase Manhattan Bank, as the administrative agent, together with the Loan Documents (as defined therein), and (b) the Amended and Restated Credit Agreement, dated as of May 31, 1995, as amended and restated as of August 31, 2000, entered into among Brands, as the borrower, Brands West and Holdings, each as a guarantor; the "Lenders" and "Issuing Lenders" (each as defined therein); and The Chase Manhattan Bank, as administrative agent, together with the Loan Documents (as defined therein).

     "Existing Facility Letters of Credit":  as defined in Section 3.9.

     "Facility": each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the "Tranche A Term Facility"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Facility"), and (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

     "Facility Fee Rate": for any day, the rate per annum set forth under the relevant column heading in the Pricing Grid.

     "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by The Chase Manhattan Bank from three federal funds brokers of recognized standing selected by it.

     "Fixed Rate Loan": any Competitive Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Revolving Lender making such Loan in its Competitive Bid.

     "Foreign Subsidiary": any Subsidiary of Holdings that is not a Domestic Subsidiary.

     "Funding Office": the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

     "GAAP":  generally accepted accounting principles in the United
States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holding's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

     "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

     "Group Members": the collective reference to Holdings, each Borrower and their respective Subsidiaries.

     "Guarantee and Collateral Agreement":  the Guarantee and
Collateral Agreement to be executed and delivered by Holdings, each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

     "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another
Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

     "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

     "Hedge Agreements": all swaps, caps, collar agreements, forward purchasing or other similar hedging arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations, or fuel, grain and other commodities and raw materials, either generally or under specific contingencies.

     "Holdings":  as defined in the preamble hereto.

     "Indebtedness":  of any Person at any date, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and other accrued expenses incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds, or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 7.2 and 8(e) only, all net payment obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

     "Information": as defined in Section 10.15(a).

     "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent":  pertaining to a condition of Insolvency.

     "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Fixed Rate Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Notice of Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Notice of Competitive Bid Request as Interest Payment Dates with respect to such Fixed Rate Loan, (e) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline
Loan), the date of any repayment or prepayment made in respect thereof and
(f) as to any Loan, the Revolving Termination Date or such earlier date on which the Loans become due and payable and the Commitments are terminated.

     "Interest Period": (a) as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto and (b) in the case of a Fixed Rate Loan, a period commencing on the date of borrowing of such Fixed Rate Loan and ending on the date specified in the Competitive Bid in which the offer to make such Fixed Rate Loan was extended and accepted pursuant to Section 2.8, which shall not be earlier than 7 days after the date, or later than 180 days after the date, that such Fixed Rate Loan was made; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be;

          (iii)   any Interest Period that begins on the last Business
     Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (iv) the relevant Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

     "Investments":  as defined in Section 7.7.

     "Issuing Lender": any Lender designated as an Issuing Lender in an Issuing Lender Agreement executed by such Lender, the Borrowers and the Administrative Agent, in its capacity as issuer of any Letter of Credit.

     "Issuing Lender Agreement": an agreement, substantially in the form of Exhibit H, executed by a Lender, the Borrowers, and the Administrative Agent pursuant to which such Lender agrees to become an Issuing Lender hereunder.

     "L/C Commitment":  $150,000,000.

     "L/C Fee Payment Date":  the last day of each March, June,
September and December and the last day of the Revolving Commitment Period.

     "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding
Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

    "L/C Participants": the collective reference to all the Revolving Lenders other than the relevant Issuing Lender.

     "Lender Affiliate":  (a) any Affiliate of any Lender, (b) any
Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

     "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

     "Letters of Credit":  as defined in Section 3.1(a).

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

     "Loan":  any loan made by any Lender pursuant to this Agreement.

     "Loan Documents":  this Agreement, the Security Documents and the Notes.

     "Loan Parties":  each Group Member that is a party to a Loan Document.

     "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche A Term Loans, Tranche B Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

     "Material Adverse Effect": a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

     "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants or contaminants (as defined under applicable Environmental Laws), radioactivity, and any other substances of any kind regulated pursuant to or that would reasonably be expected to give rise to liability under any Environmental Law.

     "Moody's":  Moody's Investors Service, Inc., and its successors.

     "Mortgaged Properties": the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

      "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

     "Mrs. Cubbison's":  Mrs. Cubbison's Foods, Inc., a California corporation.

     "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock to a Person other than another Group Member or any incurrence of Indebtedness from a Person other than another Group Member, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     "Non-Excluded Taxes":  as defined in Section 2.20(a).

     "Non-U.S. Lender":  as defined in Section 2.20(d).

     "Notes": the collective reference to any promissory note evidencing Loans.

     "Notice of Competitive Bid Borrowing" shall have the meaning given to such term in Section 2.8(a).

     "Notice of Competitive Bid Request" shall have the meaning given to such term in Section 2.8(a).

     "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

     "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     "Participant":  as defined in Section 10.6(b).

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which either Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

     "Prepayment Date":  as defined in Section 2.11(b).

     "Prepayment Option Notice":  as defined in Section 2.11(b).

     "Pricing Grid":  the table set forth below.

  Level
(based on
the senior
secured debt              Applicable   Applicable   Applicable                   Applicable     Applicable
 rating of                Margin for   Margin for   Margin for    Applicable     Margin for     Margin for
 Holdings                 Eurodollar      ABR       Eurodollar    Margin for     Eurodollar         ABR
 and the        Facility  Revolving    Revolving    Tranche A     ABR Tranche    Tranche B      Tranche B
Borrowers)      Fee Rate    Loans        Loans      Term Loans    A Term Loans   Term Loans     Term Loans
------------    --------- ----------   ----------   ----------    ------------   ----------     ----------
Level I           .375%     0.875%       0.000%       1.250%         0.250%        2.250%          1.250%

Equal to or
greater than
BBB and Baa2
by S&P and
Moody's

Level II          .375%     1.125%       0.125%       1.500%         0.500%        2.250%          1.250%

BBB- and
Baa3 by S&P
and Moody's

Level III         .375%     1.375%       0.375%       1.750%         0.750%        2.250%          1.250%

BB+ and Ba1
by S&P and
Moody's

Level IV          .500%     1.750%       0.750%       2.250%         1.250%        2.500%          1.500%

BB and Ba2
by S&P and
Moody's

Level V           .500%     2.000%       1.000%       2.500%         1.500%        2.750%          1.750%

Less than or
equal to BB-
and Ba3 by
S&P and
Moody's

For purposes of the foregoing, (i) if either S&P or Moody's shall cease to have in effect a rating (other than by reason of the circumstances referred to in the last sentence below), then Level V shall apply, (ii) if the ratings established or deemed to have been established by S&P and Moody's shall fall within different Levels, the applicable rate shall be based on the lower of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Margin or Facility Fee Rate, as applicable, shall be determined by reference to the Level next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by S&P and Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the applicable rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend the Loan Documents to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields gross proceeds to any Group Member in excess of $2,000,000.

     "Refunded Swingline Loans":  as defined in Section 2.7(b).

     "Refunding Date":  as defined in Section 2.7(c).

     "Register":  as defined in Section 10.6(d).

     "Regulation U": Regulation U of the Board as in effect from time to time.

     "Reimbursement Obligation": the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.12(c) as a result of the delivery of a Reinvestment Notice to the Administrative Agent.

     "Reinvestment Event": any Asset Sale or Recovery Event in respect of which Holdings or either Borrower has delivered a Reinvestment Notice to the Administrative Agent.

     "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that Holdings or the relevant Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

     "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of Holdings or any Subsidiary of Holdings.

     "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after the date of such Reinvestment Event and (b) the date on which Holdings and its Subsidiaries shall have determined not to acquire or repair assets useful in their business with all or any portion of the relevant Reinvestment Deferred Amount.

     "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event":  any of the events set forth in Section
4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. subsection 4043.

     "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

     "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, including any Environmental Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer": the chief executive officer, president, chief financial officer, treasurer, vice president and corporate secretary, or corporate comptroller of Holdings or the relevant Borrower, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings or the relevant Borrower, as the case may be.

     "Restricted Payments":  as defined in Section 7.6.

     "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $300,000,000.

     "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

     "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding, and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

     "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

     "Revolving Loans":  as defined in Section 2.4(a).

     "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

     "Revolving Termination Date":  July 19, 2006.

     "S&P": Standard & Poor's Ratings Group, a division of The
McGraw-Hill Companies, Inc., and its successors.

     "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

     "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

     "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

     "Specified Hedge Agreement": any Hedge Agreement (a) entered into by either Borrower and any Lender or Lender Affiliate and (b) that has been designated by the relevant Lender and the relevant Borrower, by written notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of such Lender or Lender Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee and Collateral Agreement.

     "Spread": as to any Competitive Bid Loan bearing interest at a rate based upon the Eurodollar Rate, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Competitive Bid Loan, as specified in the Competitive Bid relating to such Competitive Bid Loan.

     "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

     "Subsidiary Guarantor":  each material Subsidiary of Holdings
(i) other than any Excluded Foreign Subsidiary and (ii) Mrs. Cubbison's.

     "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $40,000,000.

     "Swingline Lender": The Chase Manhattan Bank, in its capacity as the lender of Swingline Loans.

     "Swingline Loans":  as defined in Section 2.6.

     "Swingline Participation Amount":  as defined in Section 2.7(c).

     "Syndication Agent":  as defined in the preamble hereto.

     "Term Lenders": the collective reference to the Tranche A Term Lenders and the Tranche B Term Lenders.

     "Term Loans": the collective reference to the Tranche A Term Loans and Tranche B Term Loans.

     "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

     "Total Revolving Extensions of Credit":  at any time, the sum of
(a) the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time plus (b) the aggregate amount of the Competitive Bid Loans of the Revolving Lenders outstanding at such time.

     "Tranche A Maturity Date": July 19, 2006.

     "Tranche A Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrowers in an aggregate principal amount not to exceed the amount set forth under the heading "Tranche A Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche A Term Commitments is $375,000,000.

     "Tranche A Term Lender": each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

     "Tranche A Term Loan":  as defined in Section 2.1.

     "Tranche A Term Percentage": as to any Tranche A Term Lender at any time, the percentage which such Lender's Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

     "Tranche B Maturity Date": July 19, 2007.

     "Tranche B Optional Prepayment Amount":  as defined in Section 2.11(b).

     "Tranche B Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrowers in an aggregate principal amount not to exceed the amount set forth under the heading "Tranche B Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $125,000,000.

     "Tranche B Term Lender": each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

     "Tranche B Term Loan":  as defined in Section 2.1.

     "Tranche B Term Percentage": as to any Tranche B Lender at any time, the percentage which such Lender's Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

     "Transferee":  any Assignee or Participant.

     "Type": as to any Loan, its nature (a) as an ABR Loan, a Eurodollar Loan or a Fixed Rate Loan or (b) as a Revolving Loan, a Tranche A Term Loan or a Tranche B Term Loan.

     "United States":  the United States of America.

     "Wholly-Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

     "Wholly-Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of Holdings.

     "Withdrawal Liability": liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto,
(i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and
(v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

     (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

     2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Tranche A Term Lender severally agrees to make one or more term loans (each, a "Tranche A Term Loan") to the Borrowers on the Closing Date in an aggregate amount not to exceed the amount of the Tranche A Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make one or more term loans (each, a "Tranche B Term Loan") to the Borrowers on the Closing Date in an aggregate amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections
2.2 and 2.13.

     2.2 Procedure for Term Loan Borrowing. The relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time,
(a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount of Term Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the relevant Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

     2.3 Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender's Tranche A Term Percentage multiplied by the amount set forth below opposite such installment (unless such amount has been reduced by one or more prepayments, in which case it will be appropriately adjusted):

          Installment                            Principal Amount
          -----------                            ----------------

          September 30, 2001                       $9,375,000.00
          December 31, 2001                        $9,375,000.00
          March 31, 2002                           $9,375,000.00
          June 30, 2002                            $9,375,000.00

          September 30, 2002                       $9,375,000.00
          December 31, 2002                        $9,375,000.00
          March 31, 2003                           $9,375,000.00
          June 30, 2003                            $9,375,000.00

          September 30, 2003                      $14,062,500.00
          December 31, 2003                       $14,062,500.00
          March 31, 2004                          $14,062,500.00
          June 30, 2004                           $14,062,500.00

          September 30, 2004                      $14,062,500.00
          December 31, 2004                       $14,062,500.00
          March 31, 2005                          $14,062,500.00
          June 30, 2005                           $14,062,500.00

          September 30, 2005                      $46,875,000.00
          December 31, 2005                       $46,875,000.00
          March 31, 2006                          $46,875,000.00
          Tranche A Maturity Date                 $46,875,000.00


     (b)  The Tranche B Term Loan of each Tranche B Lender shall mature in 24 consecutive quarterly installments, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by the amount set forth below opposite such installment (unless such amount has been reduced by one or more prepayments, in which case it will be appropriately adjusted):
          Installment                            Principal Amount
          -----------                            ----------------

          September 30, 2001                         $312,500.00
          December 31, 2001                          $312,500.00
          March 31, 2002                             $312,500.00
          June 30, 2002                              $312,500.00

          September 30, 2002                         $312,500.00
          December 31, 2002                          $312,500.00
          March 31, 2003                             $312,500.00
          June 30, 2003                              $312,500.00

          September 30, 2003                         $312,500.00
          December 31, 2003                          $312,500.00
          March 31, 2004                             $312,500.00
          June 30, 2004                              $312,500.00

          September 30, 2004                         $312,500.00
          December 31, 2004                          $312,500.00
          March 31, 2005                             $312,500.00
          June 30, 2005                              $312,500.00

          September 30, 2005                         $312,500.00
          December 31, 2005                          $312,500.00
          March 31, 2006                             $312,500.00
          June 30, 2006                              $312,500.00

          September 30, 2006                      $29,687,500.00
          December 31, 2006                       $29,687,500.00
          March 31, 2007                          $29,687,500.00
          Tranche B Maturity Date                 $29,687,500.00

     2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment; provided, that after giving effect to such Revolving Loans, the Total Revolving Extensions of Credit would not exceed the Total Revolving Commitments. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, repaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

     (b) Subject to and upon the terms and conditions herein set forth, each Revolving Lender severally agrees that the Borrowers may incur a Competitive Bid Loan or Competitive Bid Loans pursuant to a Competitive Bid Borrowing from time to time during the period from the Closing Date to the Business Day immediately preceding the Revolving Termination Date; provided, that after giving effect to such Competitive Bid Borrowing, the Total Revolving Extensions of Credit would not exceed the Total Revolving Commitments. All Competitive Bid Loans shall be Revolving Loans.

     (c) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

     2.5  Procedure for Revolving Loan Borrowing.   Each Borrower may
borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.
Each borrowing under the Revolving Commitments shall be in an amount equal to
(x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the relevant Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from either Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the relevant Borrower, promptly upon receipt of such amounts by the Administrative Agent but in any event not later than 3:00 p.m. on the same Business Day, New York City time, by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

     2.6  Swingline Commitment.   (a)  Subject to the terms and
conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) neither Borrower shall request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

     (b) The Borrowers shall repay all outstanding Swingline Loans on the Revolving Termination Date.

     2.7  Procedure for Swingline Borrowing; Refunding of Swingline
Loans.   (a)  Whenever a Borrower desires that the Swingline Lender make
Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Not later than 12:00 Noon, New York City time, or in the event that notice of a borrowing of Swingline Loans is given on the proposed date of such borrowing, not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the relevant Borrower on such Borrowing Date by depositing such proceeds in the account of such Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

     (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the relevant Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender not later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

     (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to Holdings or either Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by
Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

     (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

     (e) Each Revolving Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or either Borrower may have against the Swingline Lender, either Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of Holdings or either Borrower; (iv) any breach of this Agreement or any other Loan Document by Holdings or either Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.8  Competitive Bid Procedures.      (a)  Whenever either
Borrower desires to solicit Competitive Bids, it shall give the Administrative Agent at least one Business Day's prior written notice with respect to each proposed Competitive Bid Borrowing of Fixed Rate Loans and at least four Business Days prior written notice of each proposed Competitive Bid Borrowing of Eurodollar Loans to be made hereunder; provided, that any such notice shall be deemed to have been given on a certain day only if given before 10:00 A.M. New York City time on such day. Each such notice (a
"Notice of Competitive Bid Borrowing") shall be in the form of Exhibit J appropriately completed by the relevant Borrower to specify (i) the aggregate principal amount of the proposed Competitive Bid Loans to be made pursuant to such Competitive Bid Borrowing (which shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof),
(ii) the date of such Competitive Bid Borrowing (which shall be a Business
Day) and (iii) whether the Competitive Bid Loans proposed to be made pursuant to such Competitive Bid Borrowing are to be Fixed Rate Loans or Eurodollar Loans and (iv) the Interest Period relating thereto. The maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Borrowing shall be the earlier of (x) the last day of the Interest Period relating thereto and (y) the Revolving Termination Date. A Notice of Competitive Bid Borrowing that does not conform substantially to the format of Exhibit J may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the relevant Borrower of such rejection. The Administrative Agent shall promptly notify each Revolving Lender of each such request for a Competitive Bid Borrowing received by it from either Borrower and not rejected by it by telecopying such Lender a notice in the form of Exhibit K (a "Notice of Competitive Bid Request").

     (b) Each Revolving Lender (or any branch, office or Affiliate of such Lender on behalf of such Lender as such Lender may designate by written notice to the Administrative Agent) may, in its sole discretion, make one or more Competitive Bids to the relevant Borrower responsive to a Notice of Competitive Bid Request. Each Competitive Bid by or on behalf of a Revolving Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit L, (i) in the case of a proposed Competitive Bid Borrowing of Eurodollar Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing and (ii) in the case of a proposed Competitive Bid Borrowing of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing. Multiple Competitive Bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit L may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the relevant Borrower, and the Administrative Agent shall notify the Lender making such nonconforming Competitive Bid, or the Lender on behalf of which such nonconforming Competitive Bid is made, of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 in excess thereof and which may equal the entire principal amount of the Competitive Bid Borrowing requested by the relevant Borrower) of each Competitive Bid Loan that the applicable Lender is willing to make to such Borrower, (y) with respect to each requested Fixed Rate Loan, the Competitive Bid Rate, or with respect to each requested Eurodollar Loan, the Spread, at which such Revolving Lender is prepared to make such Competitive Bid Loan and
(z) the Interest Period (which shall be the Interest Period set forth in the applicable Competitive Bid Request) and the last day thereof. A Competitive Bid submitted by or on behalf of a Lender pursuant to this Section 2.8 shall be irrevocable.

     (c) The Administrative Agent shall promptly notify the relevant Borrower by telephone and telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Administrative Agent shall send a copy of all Competitive Bids to the relevant Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.8.

     (d) The relevant Borrower may in its sole and absolute discretion, subject only to the provisions of this Section 2.8, accept or reject any Competitive Bid referred to in Section 2.8(b). The relevant Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in Section 2.8(b), (x) in the case of a Competitive Bid Borrowing of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing, and (y) in the case of a Borrowing of Fixed Rate Loans, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing; provided, however, that (i) the failure by such Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in Section 2.8(b), (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate,
(iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Notice of Competitive Bid Borrowing, (iv) if such Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted by such Borrower to exceed the amount specified in the Notice of Competitive Bid Borrowing, then such Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bids accepted with respect to such Notice of Competitive Bid Borrowing, which acceptance, in the case of multiple Competitive Bids at the highest Competitive Bid Rate accepted by such Borrower, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further, however, that if a Competitive Bid Loan must be in an amount less than $5,000,000 because of the provisions of clause
(iv) above, such Competitive Bid Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of such Borrower. A notice given by any Borrower pursuant to this Section 2.8 shall be irrevocable.

     (e) The Administrative Agent shall promptly notify each Lender that submitted a Competitive Bid, or on behalf of which a Competitive Bid was submitted, as the case may be, whether or not such Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent. Upon the relevant Borrower's acceptance of any Competitive Bid, the Lender that made such Competitive Bid, or the Lender on behalf of which such Competitive Bid was made, as the case may be, will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which such Competitive Bid has been accepted.

     (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Lender, it shall submit such Competitive Bid directly to the relevant Borrower one quarter of an hour earlier than the latest time at which the other Revolving Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to Section 2.8(b).

     (g) All notices required by this Section 2.8 shall be given in accordance with Section 10.2.

     2.9 Facility Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Facility Fee Rate on the average daily amount, whether or not utilized, of the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof; provided that, if any Lender's Revolving Loans or L/C Obligations are outstanding after such Lender's Revolving Commitment terminates, then such facility fee shall continue to accrue and be payable on the daily amount of the outstanding Revolving Loans or L/C Obligations, as the case may be, of such Lender from and including the date on which such Lender's Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Loans or L/C Obligations, as the case may be, outstanding.

     (b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent as set forth in the Fee Letter, dated as of May 24, 2001, from the Administrative Agent to the Borrowers.

     2.10 Termination or Reduction of Revolving Commitments. Either Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

     2.11 Optional Prepayments. (a) Either Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent not later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. The relevant Borrower may apply prepayments to the Revolving Loans, the Tranche A Term Loans or the Tranche B Term Loans, and to the remaining installments of the Tranche A Term Loans and the Tranche B Term Loans, as such Borrower determines. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Competitive Bid Loans may not be prepaid except with the consent of each relevant Competitive Lender.

     (b) Notwithstanding anything to the contrary in Section 2.11(a) or 2.18, with respect to the amount of any optional prepayment described in
Section 2.11(a) that is allocated by the relevant Borrower to Tranche B Term Loans (such amounts, the "Tranche B Optional Prepayment Amount"), at any time when Tranche A Term Loans remain outstanding, the relevant Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans as provided in paragraph (a) above, on the date specified in Section 2.11(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from such Borrower, the Administrative Agent will send to each Tranche B Lender a Prepayment Option Notice, which shall be in the form of Exhibit M, and shall include an offer by such Borrower to prepay on the date (each a "Prepayment Date") that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Tranche B Optional Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Prepayment Date, (i) the relevant Borrower shall pay to the relevant Tranche B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described above and
(ii) the relevant Borrower shall be entitled to retain the remaining portion of the Tranche B Prepayment Amount not accepted by the relevant Lenders.

     2.12 Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock (other than in respect of stock options granted to employees or directors and directors' qualifying shares) shall be issued by any Group Member to a Person other than another Group Member, an amount equal to 50% of the Net Cash Proceeds thereof shall be paid to the Administrative Agent within three Business Days of such Group Member's receipt of proceeds of such issuance for application by the Administrative Agent toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(d).

     (b) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(d).

     (c)  If on any date any Group Member shall receive Net Cash
Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be paid to the Administrative Agent within three Business Days of such Group Member's receipt of proceeds of such Asset Sale or Recovery Event for application by the Administrative Agent toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be paid to the Administrative Agent to be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(d).

     (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.12 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Commitments. The amount of each prepayment by either Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans, to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations and outstanding Competitive Bid Loans constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit or Competitive Bid Loans, as applicable, and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.12 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     (e)  Notwithstanding the foregoing provisions of this Section
2.12, if at any time any prepayment of the Loans pursuant to Section 2.12 would result, after giving effect to the procedures set forth in this Agreement, in either Borrower incurring breakage costs under Section 2.21 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Group Member may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Group Members to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by such Group Member); provided that, such unpaid Eurodollar Loans shall continue to bear interest in accordance with Section 2.15 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

     2.13  Conversion and Continuation Options.  (a)  The relevant
Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent irrevocable notice of such election not later than 12:00 Noon, New York City time, one Business Day prior to conversion, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The relevant Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor) not later than 10:00 A.M., New York City time, three Business Day prior to conversion, provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, three Business Day prior to continuation, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if such Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

     2.15  Interest Rates and Payment Dates.  (a)  Each Eurodollar
Loan (other than a Competitive Bid Loan) shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin. Each Eurodollar Loan comprising any Competitive Bid Borrowing shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Spread offered by the Lender making such Loan and accepted by the relevant Borrower pursuant to Section 2.8(d).

     (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

     (c) Each Fixed Rate Loan shall bear interest at a fixed percentage rate per annum specified by the Revolving Lender making such Fixed Rate Loan and accepted by the relevant Borrower pursuant to Section 2.8(d).

     (d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (e)  Interest shall be payable in arrears on each Interest
Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

     2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the relevant Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

     2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the relevant
Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall either Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

     2.18 Pro Rata Treatment and Payments. (a) Each borrowing by either Borrower (other than any Competitive Bid Borrowing) from the Lenders hereunder, each payment by either Borrower on account of any facility fee and any reduction of the Commitments of the Lenders shall be made pro rata with respect to the Lenders according to the respective Tranche A Term Percentages, Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

     (b) Each payment (including each prepayment) by either Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account on the Term Loans may not be reborrowed.

     (c) Each payment (including each prepayment) by either Borrower on account of principal of and interest on the Revolving Loans (other than any Competitive Bid Loan) shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. All payments of principal of any Competitive Bid Borrowing shall be allocated pro rata among the Revolving Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Bid Loans comprising such Borrowing. All payments of interest on any Competitive Bid Borrowing shall be allocated pro rata among the Revolving Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Bid Loans comprising such Borrowing.

     (d)  All payments (including prepayments) to be made by either
Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without deduction, setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers.

     (f) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against either Borrower.

     2.19  Requirements of Law.   (a)  If the adoption of or any
change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

     (iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, the additional amount claimed and reasonable supportive evidence for the calculation thereof. Notwithstanding the foregoing, no Revolving Lender shall be entitled to compensation under this Section 2.19 with respect to any Competitive Bid Loan if it knew or should have known of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Bid Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Bid Loan shall have been made.

     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that no Borrower shall be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

     (c) A certificate as to any additional amounts payable pursuant to this Section and the basis for the calculation thereof submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.20  Taxes.   (a)  All payments made by each Borrower under this
Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

     (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by either Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If the relevant Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

     (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

     (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

     (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.21 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by either Borrower in making a borrowing of Fixed Rate Loans or Eurodollar Loans, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by either Borrower in making any prepayment of Fixed Rate Loans or Eurodollar Loans or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or Fixed Rate Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section together with the calculation thereof submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by either Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

     2.23 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.22 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement,
(v) the Borrowers shall be liable to such replaced Lender under Section 2.21 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                        SECTION 3. LETTERS OF CREDIT

     3.1  L/C Commitment.   (a)  Subject to the terms and conditions
hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of either Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the relevant Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $50,000 (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire not later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

     (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     3.2  Procedure for Issuance of Letter of Credit.  Either
Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and such Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

     3.3  Fees and Other Charges.   (a)  Each Borrower will pay a fee
on all its outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the relevant Issuing Lender(s) for its own account a fronting fee per annum at the rate set forth in the applicable Issuing Lender Agreement on the undrawn and unexpired amount of each of its Letters of Credit, payable quarterly in arrears on each L/C Fee Payment Date after its issuance date, and any other fees agreed to between the relevant Borrower and an Issuing Lender and set forth in its Issuing Lender Agreement.

     (b) In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

     3.4  L/C Participations.   (a)  Each Issuing Lender irrevocably
agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in such Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

     (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing to it under this Section shall be conclusive in the absence of manifest error.

     (c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

     3.5 Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the relevant Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.15(b) and (ii) thereafter, Section 2.15(d).

     3.6 Obligations Absolute. Each Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and such Borrower's Reimbursement Obligations under Section
3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

     3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

     3.9  Transitional Provisions.  On the Closing Date, (i) the
Borrower shall provide Schedule 3.9, which schedule shall list those certain letters of credit outstanding as of the Closing Date (the "Existing Facility Letters of Credit"), (ii) such Existing Facility Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this
Section 3, (iii) the face amount of such Existing Facility Letters of Credit shall be included in the calculation of the available L/C Commitment and the Revolving Extensions of Credit, (iv) the provisions of this Section 3 shall apply thereto, and the Borrowers and the Revolving Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit and
(v) all liabilities of the Borrowers with respect to such Existing Facility Letters of Credit shall constitute Obligations.

     3.10 Certain Reporting Requirements. Each Issuing Lender will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate stated amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week and (ii) on or prior to each Business Day on which an Issuing Lender expects to issue or amend any Letter of Credit, the date of such issuance or amendment and the aggregate stated amount of Letters of Credit to be issued by it and outstanding after giving effect to such issuance or amendment (and such Issuing Lender shall advise the Administrative Agent on such Business Day whether such issuance or amendment occurred and whether the amount thereof changed).

                  SECTION 4. REPRESENTATIONS AND WARRANTIES

     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

     4.1 Financial Condition. The audited consolidated balance sheets of Holdings and its Subsidiaries as at June 3, 2000, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings as at August 26, 2000, November 18, 2000 and March 10, 2001, and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of the Group Members that are required to be so disclosed under GAAP. During the period from June 3, 2000 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

     4.2 No Change. There has been no material adverse change in the business, assets, operations or financial condition of Holdings and the Subsidiaries, taken as a whole, since June 3, 2000.

     4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure so to qualify would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4  Power; Authorization; Enforceable Obligations.  Each Loan
Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the obtaining of extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the deliveries and filings referred to in Section 4.17 and in each of the Security Documents with respect to creating and perfecting security interests in the Collateral.
Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

     4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Responsible Officer of Holdings or either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which there is a likelihood of an adverse determination and which, if adversely determined, would be likely, individually or in the aggregate, to result in a Material Adverse Effect.

     4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in or valid rights to use, all its other material property (including all material Intellectual Property) (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes), and none of such property is subject to any Lien except as permitted by Section 7.3. Each Loan Party has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each Loan Party enjoys peaceful and undisturbed possession under all such material leases.

     4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been threatened or has been asserted and is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does Holdings or either Borrower know of any valid basis for any such claim. The use of material Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

     4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

     4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulations U and X. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

     4.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Holdings or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

     4.13 Investment Company Act; Other Regulations. No Loan Party is (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

     4.14 Subsidiaries. As of the Closing Date, (a) Schedule 4.14(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth in Schedule 4.14(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of either Borrower or any Subsidiary, except as created by the Loan Documents.

     4.15 Environmental Matters. Other than exceptions to any of the following that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

     (a) each Group Member: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of it will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained, without material expense;

     (b) Materials of Environmental Concern are not and have not been present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member, or (to the knowledge of any Loan Party with respect to any third party actions) at any other location (including without limitation any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) under conditions which would reasonably be expected to: (i) give rise to liability of or otherwise result in costs to any Group Member under any applicable Environmental Law; (ii) interfere with any Group Member's operations; or (iii) impair the fair saleable value of any real property owned or leased by any Group Member;

     (c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which a Group Member is, or to the knowledge of any Loan Party will be, named as a party that is pending or, to the knowledge of any Loan Party, threatened;

     (d) no Group Member has received any request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;

     (e) no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, order or other agreement in any judicial, administrative, or arbitral forum, relating to compliance with or liability under any applicable Environmental Law or with respect to any Materials of Environmental Concern; and

     (f) no Group Member has assumed or retained, by contract or operation of law, any liabilities, fixed or contingent, under any applicable Environmental Law or with respect to any Materials of Environmental Concern.

     4.16 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other report, exhibit, schedule, certificate or financial statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such report, exhibit, schedule, certificate or financial statement was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or, to the knowledge of Holdings and the Borrowers, omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     4.17  Security Documents.   (a)  The Guarantee and Collateral
Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to and maintained by the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.17(a) in appropriate form are filed in the offices specified on Schedule 4.17(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Pledged Stock and such Collateral covered by and perfected by filing pursuant to Article 9 of the Uniform Commercial Code and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

     (b) Each of the Mortgages, upon execution, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.17(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens permitted by Section 7.3. Schedule 1.1B lists the Mortgaged Properties.

     4.18 Regulation H. No Mortgage encumbers or will encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and has not been obtained.

                     SECTION 5. CONDITIONS PRECEDENT

     5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, each Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, each Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

     (b) Termination of Existing Credit Facilities. The Administrative Agent shall have received satisfactory evidence that the Existing
Credit Facilities shall have been terminated and all amounts thereunder shall have been paid in full.

     (c) Approvals. All governmental and third party approvals necessary to enter into and consummate the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

     (d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions of organization and where assets of the Loan Parties are located and as to which a lien search has been requested by the Administrative Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

     (f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

     (g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

          (i) the legal opinion of Davis, Graham & Stubbs LLP, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit F-1; and

          (ii) the legal opinion of Simpson Thacher & Bartlett, counsel to the Administrative Agent, substantially in the form of Exhibit F-2, as to the enforceability of the Loan Documents.

     (h) Pledged Stock and Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

     (i) Filings, Registrations and Recordings. Each document (other than (i) the Mortgages and (ii) any Uniform Commercial Code financing statement to be filed in the real property records) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

     (j) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

     5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of either Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

                      SECTION 6. AFFIRMATIVE COVENANTS

     Holdings and each Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and each Borrower shall and shall cause each of its Subsidiaries to:

     6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, or any other material qualification or exception, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing; and

     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     6.2  Certificates; Other Information.  Furnish to the
Administrative Agent and each Lender (or, in the case of clause (d), to the relevant Lender):

     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of Holdings stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings with the provisions of Section 7 referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (A) the exact name and jurisdiction of incorporation of each Subsidiary formed or acquired since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and whether such Subsidiary is a material Subsidiary for purposes of
Section 6.11(c), and (B) a listing of any change in place of organization or any change of exact name with respect to any Loan Party, a listing of any material Intellectual Property acquired by any Loan Party, and any change in status of a Subsidiary from non-material to material or from material to non-material for purposes of Section 6.11(c), in each case, since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

     (c) within five days after the same are sent, copies of all financial statements and reports that Holdings or either Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or either Borrower may make to, or file with, the SEC; and

     (d) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

     6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including, without limitation, taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

     6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause
(ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.5 Maintenance of Property; Insurance. (a) Keep all property necessary and material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so would not result in a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     6.6  Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
(b) subject to confidentiality requirements substantially similar to those set forth in Section 10.15 hereof, permit representatives of any Lender, upon reasonable notice (unless an Event of Default has occurred and is continuing), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants and, if requested, participation of a Responsible Officer of Holdings.

     6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

     (a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

     (b) the occurrence of any change in the senior secured debt rating of Holdings and the Borrowers by S&P or Moody's;

     (c) any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority or any other Person, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

     (d) any litigation or proceeding affecting any Group Member which questions the validity or enforceability of any Loan Document;

     (e) the following events, as soon as possible and in any event within 30 days after Holdings or either Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
(ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     (f) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

     6.8  ERISA.    (b)  Comply in all material respects with the
applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of Holdings or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of Holdings or the Subsidiaries to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of Holdings setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice Holdings or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of Holdings setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by Holdings or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Holdings or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

     6.9 Use of Proceeds. Use the proceeds of the Loans for the refinancing of the Existing Credit Facilities, for acquisitions and for general corporate purposes, including working capital needs of the Borrowers and their Subsidiaries in the ordinary course of business.

     6.10  Mortgages, etc.  Furnish to the Administrative Agent a
Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto within 90 days after the Closing Date and do the following in connection therewith:

     (a) If reasonably requested by the Administrative Agent as a result of the absence of an adequate legal description of any of the Mortgaged Properties, furnish to the Administrative Agent, and the title insurance company issuing the policy referred to in clause (b) below (the "Title Insurance Company"), maps or plats of an as-built survey of the sites of such Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1999.

     (b) (i) Furnish to the Administrative Agent in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies), marked up unconditional binder for such insurance or Title Insurance Company's unconditional agreement to issue its policy in accordance with its title insurance commitment; each of which shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or policies equivalent in all material respects); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) and (ii) furnish to the Administrative Agent evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

     (c) If reasonably requested by the Administrative Agent, furnish to the Administrative Agent (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not earlier than the maturity of the Indebtedness secured by such Mortgage and
(B) confirmation that the relevant Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

     (d) If requested by the Administrative Agent, furnish to the Administrative Agent a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause
(b) above and a copy of all other material documents affecting the Mortgaged Properties.

     6.11  Additional Collateral, etc.       (a)  With respect to any
property acquired after the Closing Date by any Loan Party (other than (i) any property described in paragraph (b), (c) or (d) below, (ii) any property subject to a Lien expressly permitted by Section 7.3(g), and (iii) Inventory and Vehicles (each as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted by Section 7.3) in such property, including the filing of Uniform Commercial Code financing statements (or other documents such as Patent and Trademark Office filings) in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

     (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as, if reasonably requested by the Administrative Agent as a result of the absence of a legal description of such real property not reasonably acceptable to the Administrative Agent, a current ALTA survey or boundary survey, as requested, thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if such real property is not located in a State where any Mortgaged Property is located (or if the laws of such State governing security interests in real property have been modified since the Mortgage of the Mortgaged Property located in such State was filed) and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     (c) (i) With respect to any new material Subsidiary (other than an Excluded Foreign Subsidiary or a Subsidiary of Mrs. Cubbison's) created or acquired after the Closing Date by any Group Member or any Subsidiary which after the Closing Date becomes a material Subsidiary (other than an Excluded Foreign Subsidiary or a Subsidiary of Mrs. Cubbison's), promptly (A) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new material Subsidiary that is owned by any Loan Party, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (C) cause such new material Subsidiary (I) to become a party to the Guarantee and Collateral Agreement, (II) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement (subject to Liens permitted by Section 7.3) with respect to such new material Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (III) to deliver to the Administrative Agent a certificate of such new material Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (D) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     (ii) With respect to Section 6.11(c)(i), Holdings may determine in its reasonable discretion whether a Subsidiary is material, so long as, at all times, Group Members which in the aggregate (i) generate at least 90% of Consolidated EBITDA (excluding any Consolidated EBITDA contributed by Mrs. Cubbison's, each Excluded Foreign Subsidiary and each of their respective Subsidiaries) and (ii) have assets representing at least 90% of the consolidated total assets (excluding any assets held by Mrs. Cubbison's, each Excluded Foreign Subsidiary and each of their respective Subsidiaries) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, shall be Loan Parties.

     (d)   With respect to any new material Excluded Foreign
Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent (it being understood that, except in the case of any material Excluded Foreign Subsidiary with a significant value in relation to the consolidated total assets of Holdings and its Subsidiaries as to which the Administrative Agent has reasonably requested that additional actions be taken or instruments delivered to perfect such security interest, the perfection of the pledge of the Capital Stock of each new material Excluded Foreign Subsidiary will be limited to delivery of certificates, if any, representing the Capital Stock required to be pledged, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, appropriate amendments to the Guarantee and Collateral Agreement and filings under the Uniform Commercial Code).

     (e) The Administrative Agent may in its sole discretion waive the requirements of Sections 6.12(a) through 6.12(d) inclusive with respect to any assets, if it determines that the costs of obtaining and perfecting Liens against such assets are excessive in relation to the value of the security to be afforded thereby

                        SECTION 7. NEGATIVE COVENANTS

     . Holdings and each Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

     7.1  Financial Condition Covenants.

     (a)  Consolidated Leverage Ratio.  Permit the Consolidated
Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings (i) during the period beginning with the fiscal quarter ending June 2, 2001 through the fiscal quarter ending June 2002 to exceed
3.00 to 1.00 and (ii) thereafter to exceed 2.75 to 1.00.

     (b)  Consolidated Interest Coverage Ratio.  Permit the
Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings (or, if less, the number of full fiscal quarters subsequent to the Closing Date) (i) during the period beginning with the fiscal quarter ending June 2, 2001 through the fiscal quarter ending June 2002 to be less than 4.00 to 1.00 and (ii) thereafter to be less than 5.00 to 1.00

     (c) Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $300,000,000 and (ii) 50% of cumulative Consolidated Net Income for each fiscal quarter of Holdings (beginning with the fiscal quarter commencing June 3, 2001) for which Consolidated Net Income is positive.

     7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document;

     (b) Indebtedness of (i) Holdings to any Subsidiary, (ii) either Borrower to Holdings or any other Subsidiary and (iii) any Subsidiary to Holdings or any other Subsidiary; provided that, the sum of the aggregate (A) Indebtedness under this Section 7.2(b)(iii) of any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor to Holdings or any other Subsidiary, (B) Guarantee Obligations under Section 7.2(c) incurred by any Group Member in respect of any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor and (C) intercompany Investments under Section 7.7(h) by any Group Member in any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor, shall not exceed $20,000,000 at any one time outstanding;

     (c) Guarantee Obligations incurred in the ordinary course of business by Holdings, either Borrower or any of their respective Subsidiaries of obligations of any Subsidiary; provided that, the sum of the aggregate (A) Indebtedness under Section 7.2(b)(iii) of any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor to Holdings or any other Subsidiary, (B) Guarantee Obligations under this Section 7.2(c) incurred by any Group Member in respect of any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor and (C) intercompany Investments under Section 7.7(h) by any Group Member in any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor, shall not exceed $20,000,000 at any one time outstanding;

     (d) Indebtedness outstanding on the date hereof after the effectiveness hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

     (e) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) and (ii) Attributable Debt permitted pursuant to Section 7.9, in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

     (f) (i) Indebtedness of Holdings or either Borrower in respect of unsecured notes in an aggregate principal amount not to exceed $250,000,000, so long as (A) such Indebtedness has no scheduled principal payments prior to July 19, 2007, (B) no covenant or default contained in the unsecured notes is more restrictive than those contained in this Agreement, as agreed to by the Administrative Agent, and (C) if subordinated, the unsecured notes contain subordination terms that are no less favorable in any material respect to the Lenders than those applicable to offerings of "high-yield" subordinated debt by similar issuers of similar debt at the same time as agreed to by the Administrative Agent, and (ii) Guarantee Obligations of any Loan Party in respect of such Indebtedness, provided that (i) if the unsecured notes are subordinated, such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrowers in respect of the unsecured notes and (ii) such Guarantee Obligations are released before or simultaneously with the release of the Liens created pursuant to the Security Documents;

     (g) Hedge Agreements, so long as such agreements are not entered into for speculative purposes;

     (h) Letters of Credit issued in the ordinary course of business;

     (i) Indebtedness pertaining to surety or appeal bonds, bonds or deposits to secure the performance of bids, trade contracts and leases, letters of credit issued in lieu of such bonds or deposits and other obligations of a like nature, in each case incurred in the ordinary course of business;

     (j) any Indebtedness belonging to any Person prior to such Person becoming a Subsidiary pursuant to an acquisition permitted by the terms of this Agreement; provided, that such Indebtedness is not created in contemplation of or in connection with such acquisition; and

     (k) Indebtedness of any Group Member not set forth in (a) through
(j) above in an aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding.

     7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar statutory Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation made in the ordinary course of business;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Lease
Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens securing Indebtedness of Holdings or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the improvement, construction or acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition (or construction) of such fixed or capital assets, but in any event within 90 days after such acquisition (or construction), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and
(iii) the amount of Indebtedness secured thereby is not increased and is in no event greater than 100% of the fair market value of such fixed or capital assets;

     (h) Liens created pursuant to the Security Documents;

     (i) any interest or title of a lessor under any lease entered into by Holdings or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

     (j) any Lien (including any Lien securing Indebtedness permitted pursuant to Section 7.2(j)) existing on any property or asset (i) prior to the acquisition thereof by Holdings or any Subsidiary; provided, that (A) such Lien is not created in contemplation of or in connection with any such acquisition and (B) such Lien does not apply to any other property or assets of Holdings or any Subsidiary, or (ii) belonging to any Person prior to such Person becoming a Subsidiary pursuant to an acquisition permitted by the terms of this Agreement; provided, that
(A) such Lien is not created in contemplation of or in connection with such acquisition and (B) such Lien does not apply to any other property or assets of Holdings or any other Subsidiary;

     (k) any judgment Lien, unless the judgment it secures shall, individually or together with other judgments, at the time cause an Event of Default under paragraph (h) of Section 8.1;

     (l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Holdings and all Subsidiaries) $20,000,000 at any one time; and

     (m) renewals, replacements or extensions of Liens set forth above; provided, that the principal amount of Indebtedness covered by such Lien is not increased (except by the amount of interest accrued and unpaid on such Indebtedness and secured by such Lien at such time) and such Lien is not extended to other property.

     7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

     (a) any Subsidiary (other than either Borrower) may be merged or consolidated with or into Holdings or either Borrower or with or into any Wholly-Owned Subsidiary Guarantor (provided that Holdings, either Borrower or the Wholly-Owned Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation);

     (b) any Subsidiary may Dispose of any or all of its assets (i) to Holdings or either Borrower or any Wholly-Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

     (c) in the case of Holdings or either Borrower, a merger, consolidation or Disposition of all or substantially all of its property (other than any such merger, consolidation or Disposition that would cause an Event of Default under Section 8(k)) (i) in which Holdings or such Borrower, as the case may be, shall be the surviving corporation and, in the case of either Borrower, in which such surviving corporation and the other Borrower shall each be a Wholly-Owned Subsidiary Guarantor or (ii) in which the successor entity shall expressly assume all the obligations of Holdings or such Borrower hereunder and, in the case of a successor entity to either Borrower, such successor entity and the other Borrower shall each be a Wholly-Owned Subsidiary Guarantor; provided that after such merger, consolidation or Disposition, (x) Holdings or such successor entity of Holdings, as applicable, shall be in pro forma compliance with the covenants contained in Section 7.1 and (y) the secured senior debt rating of Holdings and the Borrowers (or the successor entities) from S&P and Moody's shall not be lower than that before such merger, consolidation or Disposition; provided, further, at any time either Borrower may merge with and into or consolidate with the other Borrower.

Any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation so long as it complies with the provisions of Section 6.11 and 7.7.

     7.5 Disposition of Property. Dispose of any of its property (including the Capital Stock of any of its Subsidiaries), whether now owned or hereafter acquired, except:

     (a) the Disposition of obsolete or worn out property in the ordinary course of business;

     (b)  Dispositions of inventory in the ordinary course of business;

     (c) Dispositions expressly permitted by Section 7.4 (other than
Section 7.4(b)(ii));

     (d) Dispositions for cash in an amount, or other property having a value, not less than the fair market value of such property; provided, that (i) if the fair market value of the property so Disposed of is equal to or greater than $25,000,000, the Board of Directors of the relevant Group Member has determined that the consideration received in such Disposition is at least equivalent to such fair market value, (ii) unless the fair market value of the property so Disposed is less than $5,000,000, cash shall constitute at least 75% of the total amount received by the relevant Group Member in respect of such Disposed property, and (iii) after giving effect to any such Dispositions, Holdings shall be in pro forma compliance with the covenants contained in Section 7.1; provided, further, that notwithstanding the foregoing, operating assets of the relevant Group Member may be swapped for operating assets, or a combination of cash and operating assets, of any Person so long as the Board of Directors of the relevant Group Member has determined that the consideration received in such Disposition is at least equivalent to such operating asset's fair market value; and

     (e) Dispositions pursuant to Requirements of Law or orders or directives of Governmental Authorities.

Each Disposition under this Section 7.5 shall be required to comply with
Section 7.13.

     7.6 Restricted Payments. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its Capital Stock or purchase shares of the Capital Stock of Holdings (the foregoing transactions being collectively called "Restricted Payments"); provided, that (i) Holdings may declare and pay dividends payable solely in shares of its common stock, (ii) any Subsidiary may make Restricted Payments to Holdings (so long as such Restricted Payment is in cash or in shares of the Capital Stock of such Subsidiary) or another Subsidiary and (iii) Holdings may make additional Restricted Payments of cash and securities of Holdings (each, an "Additional Restricted Payment") so long as immediately after giving effect to any such proposed Additional Restricted Payment, (A) no Event of Default shall have occurred and be continuing and (B) the amount of all Additional Restricted Payments made on or after June 3, 2001, shall not exceed the sum of (x) $100,000,000 and (y) 50% of Consolidated Net Income for the period beginning on June 3, 2001, and ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.1 (taken as a single accounting period). For purposes of the foregoing, each Additional Restricted Payment made in securities of Holdings shall be valued at the fair market value of such securities at the time such Additional Restricted Payment is made.

     7.7  Investments.  Make any advance, loan, extension of credit
(by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock (including any purchase through a merger or consolidation with Holdings or any of its Subsidiaries), bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

     (a) extensions of trade credit in the ordinary course of business;

     (b) investments in Cash Equivalents;

     (c) Guarantee Obligations permitted by Section 7.2;

     (d) travel advances, relocation advances and other loans or advances to employees in the ordinary course of business;

     (e) loans to employees not to exceed $10,000,000 in the aggregate outstanding at any time to finance purchases from Holdings of equity securities;

     (f) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent necessary in the judgment of Holdings in order to prevent or limit loss;

     (g) Investments in assets useful in the business of Holdings and its Wholly-Owned Subsidiaries made by Holdings or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

     (h) intercompany Investments by any Group Member in Holdings or any Subsidiary or any Person that, prior to such investment, is a Subsidiary; provided that, at any time the sum of the aggregate (A) Indebtedness under Section 7.2(b)(iii) of any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor to Holdings or any other Subsidiary,
(B) Guarantee Obligations under Section 7.2(c) incurred by any Group Member in respect of any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor and (C) intercompany Investments under this
Section 7.7(h) by any Group Member in any Subsidiary that is not a Wholly-Owned Subsidiary Guarantor, shall not exceed $20,000,000;

     (i) in addition to Investments otherwise expressly permitted by this Section, Investments by Holdings or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $25,000,000 during the term of this Agreement;

     (j) Investments existing on the Closing Date and set forth on
Schedule 7.7; and

     (k) so long as no Default or Event of Default has occurred and is continuing, acquisitions of all the Capital Stock of any Person or of any assets constituting a business unit; provided that (i) the Person to be acquired shall be in substantially the same line of business as the Borrowers, (ii) upon acquisition, such Person shall be a Wholly-Owned Subsidiary of Holdings, (iii) upon acquisition, such Person shall become a Subsidiary Guarantor to the extent required by Section 6.11(c) and shall take all other actions required by Section 6.11 and (iv) after giving effect to any such acquisitions, Holdings shall be in pro forma compliance with the covenants contained in Section 7.1.

     7.8 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates which are not Holdings or any Subsidiary, except that as long as no Default or Event of Default shall have occurred and be continuing, Holdings or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to it than could be obtained on an arm's-length basis from unrelated third parties.

     7.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided, that Holdings or any of its Subsidiaries may enter into any sale and lease-back transaction if (a) at the time of such sale and lease-back transaction no Default or Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to 80% of its fair market value, and
(c) the aggregate amount of (i) all Attributable Debt permitted by virtue of this Section 7.9 and (ii) all Indebtedness permitted pursuant to Section 7.2(e), shall not exceed $100,000,000.

     7.10 Changes in Fiscal Periods. Change its fiscal year without the consent of the Administrative Agent; provided, however, that a Subsidiary may change its fiscal year to coincide with Holdings' fiscal year without the consent of the Administrative Agent.

     7.11 Contractual Restrictions. Enter into any agreement or amend any agreement in a manner which would directly or indirectly materially impair the effectiveness of the Security Documents or which would directly or indirectly impair the value of the Collateral in a material manner.

     7.12 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

     7.13  Disposition of Subsidiary Stock.  Directly or indirectly
Dispose of any shares of Capital Stock of either Borrower (including by the issuance of Capital Stock) except to a Wholly-Owned Subsidiary Guarantor and except directors' qualifying shares if required by applicable law.

                      SECTION 8. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

     (b) any representation or warranty made or deemed made pursuant to
Section 5.2 by any Loan Party herein or in any other Loan Document or that is contained in any report, certificate, financial statement or other instrument furnished by a Responsible Officer of a Loan Party at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made pursuant to Section 5.2; or

     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrowers only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or

     (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

     (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
(iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
(vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

     (k) (i) any Person (other than Holdings) or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings or either Borrower; or (ii) a change shall occur during any period in the Board of Directors of Holdings or either Borrower in which the individuals who constituted the Board of Directors of Holdings or such Borrower at the beginning of such period (together with any other director whose election by the Board of Directors of Holdings or such Borrower or whose nomination for election by the stockholders of Holdings or such Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Holdings or such Borrower then in office;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Holdings or either Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the relevant Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

                         SECTION 9. THE AGENTS

     9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as
are reasonably incidental thereto.   Notwithstanding any provision to the
contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

     9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

     9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

     9.8  Agent in Its Individual Capacity.  Each Agent and its
Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

     9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

     9.10 Co-Documentation Agents and Syndication Agent. None of the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

                       SECTION 10. MISCELLANEOUS

     10.1  Amendments and Waivers.     (a)  Neither this Agreement, any
other Loan Document, nor any terms hereof or thereof may be waived, amended, supplemented or otherwise modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount, subordinate the principal of or extend the final scheduled date of maturity of any Loan, reduce the amount or extend the date of any scheduled amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the date of any scheduled payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than, except for any guarantee obligation, an assignment or transfer from Brands to Brands West or from Brands West to Brands) without the written consent of all Lenders, (iii) release or subordinate all or substantially all of the Collateral, release all or substantially all of the Subsidiary Guarantors from their obligations or release or subordinate all or substantially all of the "Guarantor Obligations" (as defined under the Guarantee and Collateral Agreement) of any Guarantor, in each case, under the Guarantee and Collateral Agreement or any other Security Document, without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.11(b), 2.12(d) or 2.18(a), (b) or (c) without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) change any of the provisions of this Section, the definition of "Required Lenders" or "Majority Facility Lenders" (with respect to any Facility) or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders under any Facility) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender under such Facility, as the case may be); (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     (b)  Notwithstanding the foregoing, this Agreement may be amended
(or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Competitive Bid Loans and the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

     10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:


        Holdings and the                    12 East Armour Boulevard
        Borrowers:                          P.O. Box 419627
                                            Kansas City, Missouri  64141
                                            Attention:  Paul Yarick, Vice
                                            President and Treasurer
                                            Telecopy:  816-502-4232
                                            Telephone: 816-502-4164


        Administrative Agent:               One Chase Manhattan Plaza
                                            8th Floor
                                            New York, New York  10005
                                            Attention:  Janet Belden
                                            Telecopy:  (212) 552-5658
                                            Telephone: (212) 552-7277

                                            with a copy to:
                                            The Chase Manhattan Bank
                                            270 Park Avenue
                                            New York, New York  10017
                                            Attention:  Peter Predun
                                            Telecopy:  (212) 270-4724
                                            Telephone: (212) 270-7005

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

     10.3 No Waiver; Cumulative Remedies. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

     10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, including all such costs and expenses incurred during any work-out, restructuring or negotiations in respect of the Loans, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents related thereto, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, advisors, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which (if such liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses arise in a judicial forum) are found in a final judgment by a court of competent jurisdiction incurred by or asserted against any Indemnitee arising out of any third person claim, litigation, investigation or proceeding with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents related thereto, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties and the reasonable fees and expenses of legal counsel in connection with such claims, actions or proceedings (a "Third Party Claim") (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities") and to reimburse each Indemnitee upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further, that
(i) each Indemnitee shall promptly notify the Borrowers in writing upon becoming aware of the initiation of any Third Party Claim against it, (ii) the Borrowers shall be entitled to participate in the defense of any such Third Party Claim and, if the Borrowers so choose, to assume the defense, at the Borrowers' expense, of any such Third Party Claim with counsel selected by the Borrowers (it being understood that any Indemnitee shall have the right to participate in such defense and employ counsel separate from the counsel employed by the Borrowers, and that such counsel shall be at the expense of such Indemnitee unless such Indemnitee shall have been advised by counsel that there may be legal defenses available to it that are inconsistent with or in addition to those available to the Borrowers, in which case such counsel shall be at the Borrowers' expense), (iii) no Borrower shall settle any Third Party Claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld) and (iv) no Indemnitee shall settle any Third Party Claim without the Borrowers' prior written consent (which consent shall not be unreasonably withheld). Without limiting the foregoing, and to the extent permitted by applicable law, Holdings and the Borrowers each agree not to assert and to cause its Subsidiaries not to assert, and hereby waive and agree to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York 10005, Attention: Janet Belden (Telephone No. (212) 552-7277) (Telecopy No. (212) 552-5658), at the address of the Borrowers set forth in
Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder. The agreements in this Section 10.5 shall survive the assignment of Loans and Commitments hereunder.

     10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (other than, except for any guarantee obligation, an assignment or transfer from Brands to Brands West or from Brands West to Brands).

     (b) Any Lender other than any Conduit Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender other than any Conduit Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Lender Affiliate or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) and, in the case of any assignment of Revolving Loans and Revolving Commitments, with the consent of the Issuing Lenders (which shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (other than Holdings, the Borrowers or any Affiliate thereof) (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by the Borrowers and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000 (or, in the case of the Tranche B Term Facility, $1,000,000), in each case except in the case of an assignment of all of a Lender's interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrowers or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c). Notwithstanding the foregoing, any Revolving Lender assigning rights and obligations under this Agreement may retain any Competitive Bid Loans made by it outstanding at such time and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

     (d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

     (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by
Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

     (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment
(i) by a Lender to any Federal Reserve Bank in accordance with applicable law or (ii) by a Lender which is a Farm Credit System entity, to the Farm Credit Funding Corp. or other appropriate funding sources and entities within the Farm Credit System in accordance with applicable law.

     (g) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

     (h) Each of Holdings, each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

     (i) In the event that S&P or Moody's shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings or long-term senior unsecured debt ratings of such Lender (or the parent company thereof), and the resulting ratings shall be BBB+ or lower by S&P or Baal or lower by Moody's, then the Issuing Lenders shall have the right, but not the obligation, at the Borrowers' expense, upon notice to such Lender, the Administrative Agent and the Borrowers, to replace (or to request the Borrowers, at the Borrowers' expense, to use their reasonable efforts to replace) such Lender with respect to such Lender's Commitment with an assignee (in accordance with and subject to the restrictions contained in this Section 10.6, including the right of the Borrowers and the Administrative Agent to consent to the identity of such assignee (which consent shall not be unreasonably withheld)), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section 10.6) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (i) such assignee shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees accrued to the date of payment on the Loans of such Lender hereunder.

     10.7  Adjustments; Set-off.    (a)  Except to the extent that this
Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to
Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender
(i) shall as promptly as practicable notify the Administrative Agent and the other Lenders in writing of its status as a Benefitted Lender and (ii) shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrowers, any such notice being expressly waived by Holdings and the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or either Borrower, as the case may be. Each Lender agrees promptly to notify the relevant Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

     10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.10  Integration.  This Agreement and the other Loan
Documents represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     10.11  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     10.12  Submission To Jurisdiction; Waivers.  Each of
Holdings and each Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrowers, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     10.13 Acknowledgements. Each of Holdings and each Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c)  no joint venture is created hereby or by the other Loan
Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.

     10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other
Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by either Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

     (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate and be of no further force or effect, all without delivery of any instrument or performance of any act by any Person.

     10.15  Confidentiality.  (a)  Each of the Administrative
Agent and each Lender agrees to keep confidential, and to not publish, disclose or otherwise divulge to any Person, all non-public materials, reports, certificates, documents and other information provided to it by any Group Member pursuant to this Agreement that is designated by such Group Member as confidential (the "Information"), and to cause its respective officers, directors, employees, agents and representatives to keep confidential (including for purposes of Regulation FD), and to not publish, disclose or otherwise divulge to any Person, the Information, except that the Administrative Agent and each Lender shall be permitted to disclose the Information (i) to such of its, or any of its Affiliates', officers, directors, employees, agents and representatives as need to know such Information in connection with the servicing and protection of its interests in respect of its Loans and Commitments, the Loan Documents and the transactions contemplated hereby and thereby; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any regulatory authority or Governmental Authority having jurisdiction over it; provided, that, if, and to the extent, permitted by law and if reasonably practicable, such Administrative Agent or Lender first provides to Holdings and the Borrowers notice of such subpoena or request and gives Holdings and the Borrowers an opportunity to contest such subpoena or request; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Administrative Agent or such Lender, as applicable, on a non-confidential basis from a source other than any Group Member or (C) was available to the Administrative Agent or such Lender, as applicable, on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender, as applicable, by a Group Member; (iv) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15) or (v) to the extent the applicable Group Member shall have consented to such disclosure in writing.

     (b) Each of the Administrative Agent and each Lender agrees that it will use the Information only for purposes related to the transactions contemplated hereby; provided that (i) if the conditions referred to in any of subclauses (A) through (C) of clause (iii) above are met, the Administrative Agent or such Lender, as applicable, may otherwise use the Information and (ii) if the Administrative Agent or such Lender, as applicable, is otherwise a creditor of any Group Member, the Administrative Agent or such Lender, as applicable, may use the Information in connection with its other credits to such Group Member, as applicable.

     (c) Each of the Administrative Agent and each Lender agrees that it will not disclose any of the Information to any actual or prospective assignee of or participant in any rights of such Lender under this Agreement unless such actual or prospective assignee or participant first executes and delivers to such Lender a confidentiality letter containing substantially the undertakings set forth in this Section.

     10.16  WAIVERS OF JURY TRIAL.  HOLDINGS, EACH BORROWER, THE
ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     10.17 Joint and Several Liability. Any and all obligations and liabilities of either Borrower under this Agreement shall be the joint and several obligation and the joint and several liability of the Borrowers.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                     INTERSTATE BAKERIES CORPORATION, as a
                                     Guarantor

                                     By: /s/  Paul E. Yarick
                                         --------------------------------
                                         Name:  Paul E. Yarick
                                         Title: Vice President & Treasurer


                                     INTERSTATE BRANDS CORPORATION, as a
                                     Borrower

                                     By: /s/  Paul E. Yarick
                                         --------------------------------
                                         Name:  Paul E. Yarick
                                         Title: Vice President & Treasurer


                                     INTERSTATE BRANDS WEST CORPORATION,
                                     as a Borrower

                                     By: /s/  Paul E. Yarick
                                         ---------------------------------
                                         Name:  Paul E. Yarick
                                         Title: Vice President & Treasurer


                                     THE CHASE MANHATTAN BANK, as
                                     Administrative Agent and as a Lender

                                     By: /s/  Marian N. Schulman
                                         ---------------------------------
                                         Name:  Marian N. Schulman
                                         Title: Vice President


                                     BANK OF AMERICA, N.A., as the Syndication
                                     Agent and as a Lender

                                     By: /s/  William F. Sweeney
                                         ---------------------------------
                                         Name:  William F. Sweeney
                                         Title: Managing Director


                                     BNP PARIBAS, as a Co-Documentation Agent and as a Lender

                                     By: /s/  Christine L. Howatt
                                         ---------------------------------
                                         Name:   Christine L. Howatt
                                         Title:  Vice President

                                     By: /s/  Richard L. Sted
                                         ---------------------------------
                                         Name:  Richard L. Sted
                                         Title: Central Region Manager


                                     THE BANK OF NOVA SCOTIA, as a Co-
                                     Documentation Agent and as a Lender

                                     By: /s/  F.C.H. Ashby
                                         ---------------------------------
                                         Name:  F.C.H. Ashby
                                         Title: Senior Manager Loan Operations


                                     SUNTRUST BANK, as a Co-Documentation Agent and as a Lender

                                     By: /s/  Michael Pugsley
                                         ---------------------------------
                                         Name:  Michael Pugsley
                                         Title: Vice President


                                     COOPERATIEVE CENTRALE RAIFFEISEN-
                                     BOERENLEENBANK B.A. "RABOBANK
                                     INTERNATIONAL", NEW YORK BRANCH, as a Co-
                                     Documentation Agent and as a Lender

                                     By: /s/  Thomas F. Kelly
                                         ---------------------------------
                                         Name:  Thomas F. Kelly
                                         Title: Vice President

                                     By: /s/  James S. Cunningham
                                         ---------------------------------
                                         Name:  James S. Cunningham
                                         Title: Managing Director & Chief Risk
                                                  Officer


                                     FARM CREDIT BANK OF WICHITA,
                                     as a Lender

                                     By: /s/  Patrick Zeka
                                         ---------------------------------
                                         Name:  Patrick Zeka
                                         Title: AVP


                                     COBANK, ACB
                                     as a Lender

                                     By: /s/  Joseph R. Slagle
                                         ---------------------------------
                                         Name:  Joseph R. Slagle
                                         Title: Assistant Vice President


                                     CREDIT LYONNAIS CHICAGO BRANCH,
                                     as a Lender

                                     By: /s/  Lee E. Greve
                                         ---------------------------------
                                         Name:  Lee E. Greve
                                         Title: First Vice President


                                     FIRSTAR BANK, N.A.,
                                     as a Lender

                                     By: /s/  Bruce A. Easterly
                                         ---------------------------------
                                         Name:  Bruce A. Easterly
                                         Title: Vice President


                                     HARRIS TRUST & SAVINGS BANK,
                                     as a Lender

                                     By: /s/  John M Lyons
                                         ---------------------------------
                                         Name:  John M Lyons
                                         Title: Vice President


                                     THE BANK OF NEW YORK,
                                     as a Lender

                                     By: /s/  John-Paul Marotta
                                         ---------------------------------
                                         Name:  John-Paul Marotta
                                         Title: Vice President


                                     COMERICA BANK,
                                     as a Lender

                                     By: /s/  Neran Shaya
                                         ---------------------------------
                                         Name:  Neran Shaya
                                         Title: Vice President


                                     FIRST UNION NATIONAL BANK,
                                     as a Lender

                                     By: /s/  Andrew C. Calhoun
                                         ---------------------------------
                                         Name:  Andrew C. Calhoun
                                         Title: SVP


                                     THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                                     as a Lender

                                     By: /s/  Walter R. Wolff
                                         ---------------------------------
                                         Name:  Walter R. Wolff
                                         Title: Joint General Manager and
                                                  Group Head


                                     THE MITSUBISHI TRUST AND BANKING
                                       CORPORATION,
                                     as a Lender

                                     By: /s/  Toshihiro Hayashi
                                         ---------------------------------
                                         Name:  Toshihiro Hayashi
                                         Title: Senior Vice President


                                     UMB BANK, N.A.,
                                     as a Lender

                                     By: /s/  Thomas S. Terry
                                         --------------------------------
                                         Name:  Thomas S. Terry
                                         Title: Senior Vice President


                                     COMMERCE BANK, N.A.,
                                     as a Lender

                                     By: /s/  Lance Holden
                                         --------------------------------
                                         Name:  Lance Holden
                                         Title: Vice President


                                     AgStar Financial Services, PCA,
                                     dba FCS COMMERCIAL FINANCE GROUP,
                                     as a Lender

                                     By: /s/  James M. Grafing
                                         --------------------------------
                                         Name:  James M. Grafing
                                         Title: SVP - Syndicated Finace


                                     NATIONAL BANK OF KUWAIT, S.A.K.,
                                     GRAND CAYMAN BRANCH,
                                     as a Lender

                                     By: /s/  Robert J. McNeill
                                         --------------------------------
                                         Name:  Robert J. McNeill
                                         Title: Executive Manager

                                     By: /s/  Nick Arens
                                         --------------------------------
                                         Name:  Nick Arens
                                         Title: Executive Manager


                                     THE FUJI BANK, LIMITED,
                                     as a Lender

                                     By: /s/  Peter L. Chinnici
                                         --------------------------------
                                         Name:  Peter L. Chinnici
                                         Title: Senior Vice President & Group
                                                  Head


                                     RIVIERA FUNDING LLC,
                                     as a Lender

                                     By: /s/  Ann E. Morris
                                         --------------------------------
                                         Name:  Ann E. Morris
                                         Title: Asst. Vice President


                                     Nuveen Senior Income Fund,
                                     as a Lender
                                     By:  Nuveen Senior Loan
                                     Asset Management, Inc.

                                     By: /s/  Lisa M. Mincheski
                                         --------------------------------
                                         Name:  Lisa M. Mincheski
                                         Title: Managing Director


                                     Oppenheimer Senior Floating Rate Fund,
                                     as a Lender

                                     By: /s/  Robert Bishop
                                         --------------------------------
                                         Name:  Robert Bishop
                                         Title: Vice President


                                     KZH SHOSHONE LLC,
                                     as a Lender

                                     By: /s/  Susan Lee
                                         --------------------------------
                                         Name:  Susan Lee
                                         Title: Authorized Agent


                                     FRANKLIN FLOATING RATE TRUST,
                                     as a Lender

                                     By: /s/  Chauncey Lufkin
                                         --------------------------------
                                         Name:  Chauncey Lufkin
                                         Title: Vice President


                                     WINGED FOOT FUNDING TRUST,
                                     as a Lender

                                     By: /s/  Ann E. Morris
                                         --------------------------------
                                         Name:  Ann E. Morris
                                         Title: Authorized Agent


                                     The Sumitomo Trust & Banking Co., Ltd.
                                     New York Branch,
                                     as a Lender

                                     By: /s/  Stephen A. Stratico
                                         --------------------------------
                                         Name:  Stephen A. Stratico
                                         Title: Vice President









                                                              EXECUTION COPY



                        GUARANTEE AND COLLATERAL AGREEMENT

                                     made by

                         INTERSTATE BAKERIES CORPORATION,

                          INTERSTATE BRANDS CORPORATION,

                       INTERSTATE BRANDS WEST CORPORATION,


                        and certain of their Subsidiaries

                                   in favor of

                            THE CHASE MANHATTAN BANK,

                             as Administrative Agent



                            Dated as of July 19, 2001










                          TABLE OF CONTENTS
                                                                         Page

SECTION 1.      DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . 1

     1.1     Definitions                                                    2

     1.2     Other Definitional Provisions                                  5

SECTION 2.      GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . 5

     2.1     Guarantee                                                      5

     2.2     Right of Contribution                                          6

     2.3     No Subrogation                                                 6

     2.4     Amendments, etc. with respect to the Borrower Obligations      7

     2.5     Guarantee Absolute and Unconditional                           7

     2.6     Reinstatement                                                  8

     2.7     Payments                                                       8

SECTION 3.      GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . .  8

SECTION 4.      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 10

     4.1     Title; No Other Liens                                         10

     4.2     Perfected First Priority Liens                                10

     4.3     Jurisdiction of Organization; Chief Executive Office          10

     4.4     Equipment                                                     10

     4.5     Farm Products                                                 10

     4.6     Investment Property                                           10

     4.7     Receivables                                                   11

     4.8     Intellectual Property                                         11

SECTION 5.      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  12

     5.1     Delivery of Instruments, Certificated Securities and Chattel
               Paper                                                       12

     5.2     Maintenance of Insurance                                      12

     5.3     Payment of Obligations                                        13

     5.4     Maintenance of Perfected Security Interest; Further
               Documentation                                               13

     5.5     Changes in Locations, Name, etc                               13

     5.6     Notices                                                       14

     5.7     Investment Property                                           14

     5.8     Receivables                                                   15

     5.9     Intellectual Property                                         15

SECTION 6.      REMEDIAL PROVISIONS . . . . . . . . . . . . . . . . . . .  17

     6.1     Certain Matters Relating to Receivables                       17

     6.2     Communications with Obligors; Grantors Remain Liable          18

     6.3     Pledged Stock                                                 18

     6.4     Proceeds to be Turned Over To Administrative Agent            19

     6.5     Application of Proceeds                                       19

     6.6     Code and Other Remedies                                       20

     6.7     Sale of Pledged Stock                                         20

     6.8     Deficiency                                                    21

SECTION 7.      THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . 21

     7.1     Administrative Agent's  Appointment as Attorney-in-Fact, etc  21

     7.2     Duty of Administrative Agent                                  23

     7.3     Execution of Financing Statements                             23

     7.4     Authority of Administrative Agent                             23

SECTION 8.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . 23

     8.1     Amendments in Writing                                         23

     8.2     Notices                                                       24

     8.3     No Waiver by Course of Conduct; Cumulative Remedies           24

     8.4     Enforcement Expenses; Indemnification                         24

     8.5     Successors and Assigns                                        24

     8.6     Set-Off                                                       25

     8.7     Counterparts                                                  25

     8.8     Severability                                                  25

     8.9     Section Headings                                              25

     8.10    Integration                                                   25

     8.11    GOVERNING LAW                                                 25

     8.12    Submission To Jurisdiction; Waivers                           26

     8.13    Acknowledgements                                              26

     8.14    Additional Grantors                                           26

     8.15    Releases                                                      27

     8.16    WAIVER OF JURY TRIAL                                          27




SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Equipment Locations
Schedule 6	Intellectual Property




                     GUARANTEE AND COLLATERAL AGREEMENT

     GUARANTEE AND COLLATERAL AGREEMENT, dated as of July 19, 2001, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Grantors"), in favor of THE CHASE MANHATTAN BANK, as Administrative Agent (in such capacity, the "Administrative Agent") for the banks and other financial institutions or entities (the "Lenders") from time to time parties to the Credit Agreement, dated as of July 19, 2001 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among INTERSTATE BAKERIES CORPORATION, a Delaware corporation ("Holdings"), INTERSTATE BRANDS CORPORATION, a Delaware corporation ("Brands"), INTERSTATE BRANDS WEST CORPORATION, a Delaware corporation ("Brands West"; each of Brands and Brands West, a "Borrower" and, together, the "Borrowers"), the Lenders, THE BANK OF NOVA SCOTIA, BNP PARIBAS, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK INTERNATIONAL", NEW YORK BRANCH, and SUNTRUST BANK, as the Co-Documentation Agents, BANK OF AMERICA, N.A., as the Syndication Agent, and the Administrative Agent.

                             W I T N E S S E T H:

     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

     WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

     WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

     WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

     WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:


                             SECTION 1.  DEFINED TERMS

     1.1. Definitions (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Farm Products, Instruments and Inventory.

     (b)  The following terms shall have the following meanings:

     "Agreement": this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     "Borrower Obligations": the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrowers (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Hedge Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrowers pursuant to the terms of any of the foregoing agreements).

     "Brands": as defined in the preamble.

     "Brands West": as defined in the preamble.

     "Collateral":  as defined in Section 3.

     "Collateral Account": any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

     "Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those material copyrights listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

     "Copyright Licenses": any written agreement naming any Grantor as licensor or licensee (including, without limitation, those licenses affecting material copyrights listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to reproduce, copy, distribute, exploit, perform, display and create derivative works from, any Copyright.

     "Deposit Account": as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

     "Foreign Subsidiary": any material Subsidiary organized under the laws of any jurisdiction outside the United States of America.

     "Foreign Subsidiary Voting Stock": the voting Capital Stock of any Foreign Subsidiary.

     "General Intangibles": all "general intangibles" as such term is defined in Section 9-102(a)(42) of the New York UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder, in each case to the extent the terms thereof (after giving effect to any consent that has been obtained, it being understood that such Grantor is not obligated to obtain any such consent) do not prohibit the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest therein without the consent of any other party thereto and do not give any other party thereto the right to terminate its obligations thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due or other right to payment under any such contract, agreement, instrument or indenture.

     "Grantor": as defined in the preamble.

     "Guarantor Obligations": with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

     "Guarantors": the collective reference to each Grantor other than the Borrowers; provided that each Borrower shall be a "Guarantor" of the other Borrower's Borrower Obligations.

     "Holdings": as defined in the preamble.

     "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Intercompany Note": any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

     "Investment Property": the collective reference to (i) all "investment property" as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of "Pledged Stock") and (ii) whether or not constituting "investment property" as so defined, all Pledged Notes and all Pledged Stock.

     "Issuers": the collective reference to each issuer of any Investment Property.

     "Lender Hedge Agreements": all Hedge Agreements entered into by either Borrower with any Lender (or any Affiliate of any Lender).

     "Material Trademarks":  as defined in Section 4.8(a).

     "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

     "Obligations": (i) in the case of each Borrower, its Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

     "Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, and all reissues and extensions thereof, including, without limitation, the material letters patent, and reissues and extensions thereof, listed in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, the material applications for letters patent, and divisions, continuations and continuations-in-part thereof, listed in
Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

     "Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, the material patent licenses listed in Schedule 6.

     "Pledged Notes": all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

     "Pledged Stock": the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (other than a non-material Subsidiary) that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

     "Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

     "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

     "Securities Act":  the Securities Act of 1933, as amended.

     "Trademarks": (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, the material trademarks listed on Schedule 6, and (ii) the right to obtain all renewals thereof.

     "Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use or reproduce any Trademark, including, without limitation, the licenses for material trademarks listed in Schedule 6.

     "Vehicles": all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, all tires and other appurtenances to any of the foregoing.

     1.2 Other Definitional Provisions. (a) The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

                              SECTION 2.  GUARANTEE

     2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

     (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Borrower Obligations.

     (e) No payment made by either Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from either Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated

     2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor (other than the Borrowers) shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor's right of contribution shall be subject to the terms and conditions of Section 2.3.
The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

     2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against either Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from either Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative
Agent and the Lenders by the Borrowers on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

     2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

     2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between either Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this
Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon either Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by either Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of either Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against either Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from either Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of either Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

     2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

     2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

                      SECTION 3.  GRANT OF SECURITY INTEREST

     Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

          (a)  all Accounts;

          (b)  all Chattel Paper;

          (c)  all Deposit Accounts;

          (d)  all Documents;

          (e)  all Equipment;

          (f)  all General Intangibles;

          (g)  all Instruments;

          (h)  all Intellectual Property;

          (i)  all Investment Property;

          (j) all other personal property not otherwise described above and not otherwise specifically excluded herein;

          (k)  all books and records pertaining to the Collateral; and

          (l) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, "Collateral" shall not include (i) Inventory,
(ii) Vehicles or (iii) any "Excluded Property" (as defined below) until such time, if any, as the prohibitions causing such property to be Excluded Property have terminated (howsoever occurring). Upon such termination the Administrative Agent will be deemed to have, and at all times from and after the date hereof to have had, a security interest in such Excluded Property and the relevant Grantor shall take any and all actions necessary or advisable in the reasonable judgment of the Administrative Agent to perfect such security interest and to create a first priority perfected security interest in favor of the Administrative Agent (subject to Liens permitted by Section 7.3 of the Credit Agreement). As used herein, the term "Excluded Property" means (a) any permit, lease, license, agreement, contract or other general intangible of any Grantor that validly prohibits the creation by such Grantor of a security interest therein and (b) any permit, lease, license, agreement, contract or other general intangible of such Grantor to the extent that any requirement of law applicable thereto validly prohibits the creation by such Grantor of a security interest therein, in each case other than (i) the right to receive any payment of money (including, without limitation, general intangibles for money due or to become due) in respect of such permit, lease, license, agreement, contract or other general intangible and
(ii) any proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions or replacements of any permit, lease, license, agreement, contract or other general intangible (unless such proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions or replacements would itself constitute Excluded Property).

                   SECTION 4.  REPRESENTATIONS AND WARRANTIES

     To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

     4.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns, leases or has valid rights to its respective items of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement.

     4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral covered and perfected by filing pursuant to Article 9 of the New York UCC in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for such Grantor's Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and other Liens permitted by the Credit Agreement.

     4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor's jurisdiction of organization and the location of such Grantor's chief executive office or sole place of business are specified on Schedule 4.

     4.4 Equipment. On the date hereof, Equipment (other than mobile goods) is kept at the locations listed on Schedule 5.

     4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

     4.6 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer of such Pledged Stock owned by such Grantor (except any Capital Stock which as of the date hereof by its terms or by the terms of any shareholders' or similar agreement may not be pledged) or, in the case of Foreign Subsidiary Voting Stock, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

     (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

     (c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted by the Credit Agreement.

     4.7 Receivables. (a) No amount payable to such Grantor under or in connection with any material Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent; provided, that this sentence is not intended to require the delivery of ordinary course records and payment instructions; provided, further, that this sentence is not intended to require the delivery of any individual Instrument or Chattel Paper in an amount up to $1,000,000; provided, further, that the delivery to the Administrative Agent of the promissory note in the amount of $3,000,000 issued, jointly and severally, by Chicago Baking Company and Lewis Brothers Bakeries Incorporated and payable to Interstate Brands Corporation on January 17, 2002 shall not be required. Notwithstanding the foregoing, Instruments and Chattel Paper which have not been delivered to the Administrative Agent shall at no time exceed $10,000,000 in the aggregate.

     (b) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables constituting Collateral hereunder, taken as a whole, will at such times be accurate in all material respects.

     4.8 Intellectual Property. (a) Schedule 6 lists all material Intellectual Property owned by such Grantor in its own name on the date hereof. On the date hereof, the Intellectual Property listed on Schedule
6 includes, at a minimum, Trademarks used in the marketing of products which generate at least 65% of the net sales of Holdings and its Subsidiaries (the "Material Trademarks"). As indicated on said Schedule 6, on the date hereof, the Grantors do not own any Patents or registered Copyrights which individually or collectively are material to the consolidated business, operations or financial condition of Holdings and its Subsidiaries.

     (b) On the date hereof, all material Intellectual Property (including, without limitation, the Material Trademarks) is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

     (c) Except as set forth in Schedule 6, on the date hereof, none of the material Intellectual Property (including, without limitation, the Material Trademarks) is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

     (d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor's rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect.

     (e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property (including, without limitation, the Material Trademarks) or such Grantor's ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any material Intellectual Property (including, without limitation, the Material Trademarks).

                            SECTION 5.  COVENANTS

     Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

     5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any material amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided, that this sentence is not intended to require the delivery of ordinary course records and payment instructions; provided, further, that this sentence is not intended to require the delivery of any individual Instrument, Certificated Security or Chattel Paper in an amount up to $1,000,000. Notwithstanding the foregoing, Instruments, Certificated Securities or Chattel Paper which have not been delivered to the Administrative Agent shall at no time exceed $10,000,000 in the aggregate.

     5.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Equipment against such risks and in such amounts as are usually insured against in the same general area by companies engaged in the same or a substantially similar business and (ii) to the extent requested by the Administrative Agent, insuring such Grantor, the Administrative Agent and the Lenders against liability for personal injury and property damage relating to such Equipment, such policies to be in such form and amounts as are usually insured against in the same general area by companies engaged in the same or a substantially similar business.

     (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

     (c) Holdings shall deliver from time to time to the Administrative Agent and the Lenders a certificate of a reputable insurance broker with respect to such insurance upon the Administrative Agent's reasonable request therefor.

     5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings would not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

     5.4 Maintenance of Perfected Security Interest; Further Documentation. Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to Liens permitted by the Credit Agreement.

     (a) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

     (b) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, and (ii) if reasonably requested by the Administrative Agent, in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain "control" (within the meaning of the applicable Uniform Commercial
Code) with respect thereto.

     5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days' prior written notice to the Administrative
Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any additional location at which Equipment shall be kept:

     (i) permit any of the Equipment (other than mobile goods) to be kept at a location other than those listed on Schedule 5 if such change in location, individually or in the aggregate, would be reasonably expected to impair the validity, perfection or priority of any of the security interests provided for herein;

    (ii) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in
Section 4.3; or

   (iii) change its name, identity or corporate or other organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become materially misleading.

     5.6 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

     (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

     (b) of the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

     5.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer of Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

     (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

     (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in
Section 5.7(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

     5.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any material Receivable, (ii) compromise or settle any material Receivable for less than the full amount thereof,
(iii) release, wholly or partially, any Person liable for the payment of any material Receivable, (iv) allow any credit or discount whatsoever on any material Receivable or (v) amend, supplement or modify any material Receivable in any manner that would adversely affect the value thereof.

     (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

     (c) With respect to any material Receivable the obligor of which is a Governmental Authority, such Grantor will execute any notices or documents reasonably requested by the Administrative Agent in connection with the Federal Assignment of Claims Act or similar state statute.

     5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark (including, without limitation, each Material
Trademark) on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, (ii) maintain in the ordinary course of business consistent with past practice the quality of products and services offered under such material Trademark, (iii) use such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such material Trademark unless the Administrative Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby such material Trademark may become invalidated or impaired in any material way.

     (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

     (c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee to) do any act or omit to do any act whereby any material Copyrights may become invalidated, impaired or fall into the public domain.

     (d) Such Grantor (either itself or through licensees) will not use any material Intellectual Property to infringe the intellectual property rights of any other Person.

     (e) Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property (including, without limitation, the Material Trademarks) may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any such material Intellectual Property or such Grantor's right to register the same or to own and maintain the same.

     (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Lenders' security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

     (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property (including, without limitation, the Material Trademarks), including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

     (h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, if reasonably advisable or appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

     (i) The Borrowers will take all reasonable and necessary steps to ensure that the Trademarks in respect of which filings have been made in the Patent and Trademark Office shall at all times include Trademarks used in the marketing of products which generate at least 65% of the net sales of Holdings and its Subsidiaries (as reflected in the most recent financial statements of Holdings and its Subsidiaries delivered pursuant to Section 6.1 of the Credit Agreement). The Borrowers will take all reasonable and necessary steps to ensure that filings have been made in the Patent and Trademark Office or the Copyright Office, as applicable, with respect to each Patent and Copyright which individually is material to the consolidated business, operations or financial condition of Holdings and its Subsidiaries.

                        SECTION 6.  REMEDIAL PROVISIONS

     6.1 Certain Matters Relating to Receivables. (a) At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. At any time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent's request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

     (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor's Receivables, subject to the Administrative Agent's direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. If an Event of Default has occurred and is continuing, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

     (c) At the Administrative Agent's request after the occurrence and during the continuance of a Default or an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

     6.2  Communications with Obligors; Grantors Remain Liable.
(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent's satisfaction the existence, amount and terms of any Receivables.

     (b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform in all material respects all the conditions and obligations to be observed and performed by it thereunder, substantially in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent's intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent's reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

     (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and
(ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

     (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

     6.4  Proceeds to be Turned Over To Administrative Agent.
In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

     6.5 Application of Proceeds. At such intervals as may be agreed upon by the relevant Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in such order as the Administrative Agent may elect, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Administrative Agent to the relevant Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the relevant Grantor or to whomsoever may be lawfully entitled to receive the same.

     6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent's request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative
Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

     6.7 Sale of Pledged Stock. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

     6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

                    SECTION 7.  THE ADMINISTRATIVE AGENT

     7.1  Administrative Agent's Appointment as Attorney-in-Fact, etc.
(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or contract or with respect to any other Collateral whenever payable;

    (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Lenders' security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; provided, that the Administrative Agent agrees, as of the date hereof, to file against only Material Trademarks with the Patent and Trademark Office; provided that the Administrative Agent may file against all future and after-acquired Intellectual property in the Patent and Tradenark Office and Copyright Office, as applicable;

   (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

    (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative
Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative
Agent shall in its sole discretion determine; and   (8)  generally, sell,
transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Administrative
Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's and the Lenders' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

     (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

     (d) Each Grantor hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

     7.2 Duty of Administrative Agent. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent's and the Lenders' interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

     7.3 Execution of Financing Statements. Pursuant to the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

     7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

                         SECTION 8.  MISCELLANEOUS

     8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

     8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

     8.3  No Waiver by Course of Conduct; Cumulative Remedies.
Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

     8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Lender and counsel to the Administrative Agent (including, in each case, the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.


     (b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

     (c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 10.5 of the Credit Agreement.

     (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

     8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

     8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan
Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

     8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

     8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     8.13  Acknowledgements.  Each Grantor hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

     8.14 Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

     8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Lender Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate and be of no further force and effect, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

     (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrowers, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrowers shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

     8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY
COUNTERCLAIM THEREIN.











    IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.


                                   INTERSTATE BAKERIES CORPORATION, as a
                                   Grantor


                                   By: /s/  Paul E. Yarick
                                       ----------------------------------
                                       Name:  Paul E. Yarick
                                       Title: Vice President & Treasurer



                                   INTERSTATE BRANDS CORPORATION, as a
                                   Grantor


                                   By: /s/  Paul E. Yarick
                                       ----------------------------------
                                       Name:  Paul E. Yarick
                                       Title: Vice President & Treasurer



                                   INTERSTATE BRANDS WEST CORPORATION,
                                   As a Grantor


                                   By: /s/  Paul E. Yarick
                                       -----------------------------------
                                       Name:  Paul E. Yarick
                                       Title: Vice President & Treasurer








                        ACKNOWLEDGEMENT AND CONSENT***

     The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of July 19, 2001 (the "Agreement"), made by the Grantors parties thereto for the benefit of The Chase Manhattan Bank, as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

     1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

     2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.

     3. The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.



                                      [NAME OF ISSUER]

                                      By:_______________________________
                                         Name:
                                         Title:


                                      Address for Notices:

                                      ___________________________________

                                      ___________________________________

                                      ___________________________________
                                      Fax:






------------------
*** This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor. If a consent is required, its execution and delivery should be included among the conditions to the initial borrowing specified in the Credit Agreement.








                                                                  Annex 1 to
                                           Guarantee and Collateral Agreement



     ASSUMPTION AGREEMENT, dated as of ________________, 200_, made by ______________________________ (the "Additional Grantor"), in favor of THE
CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") for the banks and other financial institutions or entities (the "Lenders") parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

                          W I T N E S S E T H :

     WHEREAS, INTERSTATE BAKERIES CORPORATION, a Delaware corporation ("Holdings"), INTERSTATE BRANDS CORPORATION, a Delaware corporation ("Brands"), and INTERSTATE BRANDS WEST, a Delaware corporation ("Brands West"; each of Brands and Brands West, a "Borrower"; together, the "Borrowers"), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of July 19, 2001 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

     WHEREAS, in connection with the Credit Agreement, Holdings and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of July 19, 2001 (as amended, supplemented or otherwise modified from time to time, the "Guarantee and Collateral Agreement") in favor of the Administrative Agent for the benefit of the Lenders;

     WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

     WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

     NOW, THEREFORE, IT IS AGREED:

     1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section
8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

     2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.


     						[ADDITIONAL GRANTOR]



						By:
                                                     --------------------------
						     Name:
						     Title:












                                                                 Annex 1-A to
                                                         Assumption Agreement



                        Supplement to Schedule 1
                        ------------------------


                        Supplement to Schedule 2
                        ------------------------


                        Supplement to Schedule 3
                        ------------------------


                        Supplement to Schedule 4
                        ------------------------


                        Supplement to Schedule 5
                        ------------------------


                        Supplement to Schedule 6
                        ------------------------